Post-Qualification Amendment No. 1

File No. 024-11915

Explanatory Note: This Post-Qualification Amendment No. 1 amends the issuer’s Offering Statement on Form 1-A, qualified on September 6, 2022, to add, in accordance with Rule 252(f)(2)(i), the annual financial statements filed by the issuer on its Form 1-K for the year ended December 31, 2022 and to update other information contained in the Offering Statement.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR, SUBJECT TO COMPLETION	DATED , 2023

VIRTUOSO SURGICAL, INC.

5701 Old Harding Pike, Suite 200

Nashville, Tennessee 37205

(615) 352-9519

www.virtuososurgical.net

$20,000,000 MAXIMUM OFFERING AMOUNT

COMMON STOCK ($60.00 per share)

This Offering Circular relates to the public offering (this “Offering”) of up to 333,333 shares of Common Stock, no par value (“Common Stock”), of Virtuoso Surgical, Inc., a Tennessee corporation (the “Company,” “we,” “our,” or “us”), at an offering price of $60.00 per share on a continuous basis. The minimum purchase requirement for an investor to participate in this Offering of Common Stock is $1,020.

We commenced this Offering following the qualification of an Offering Statement, of which this Offering Circular is a part, on September 6, 2022 by the United States Securities and Exchange Commission (the “SEC”). This Offering will terminate at the earliest of: (1) the date upon which the maximum amount of offered Common Stock has been sold, (2) the date which is twenty-four (24) months after the qualification of this Offering, or (3) the date on which this Offering is earlier terminated by us in our sole discretion. Notwithstanding the foregoing, this Offering may be extended to a later date at the discretion of the Company’s Board of Directors (the “Board”). Through July 31, 2023, the Company sold 40,786 shares of Common Stock pursuant to this Offering, and 292,547 shares of Common Stock remain available for sale in this Offering. For details about the process of this Offering, please see “Plan of Distribution.”

This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 Offerings. C2M Securities, LLC will act as our exclusive placement agent (the “Placement Agent”) and as an introducing broker-dealer for this Offering; however, additional introducing broker-dealers may be engaged at a later time. The Placement Agent is not purchasing Common Stock offered by us and is not required to sell any specific number of shares or dollar amount of Common Stock. The Company may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this Offering will be maintained in an escrow account. At the time of a closing, the proceeds will be distributed to the Company and the associated Common Stock will be issued to investors. If there are no closings or if funds remain in the escrow account upon termination of this Offering without any corresponding closing, the subscription funds for this Offering will be promptly returned to investors, without interest or deduction.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” on page 6 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

Title of each class of securities to be registered	Price to public	Proposed maximum aggregate offering proceeds (1)	Placement Agent commissions (2)	Proceeds to Company (3)
Common Stock	$60.00	$20,000,000	$250,000	$19,750,000

(1)

We were originally qualified to offer up to 333,333 shares of Common Stock. Through July 31, 2023, we have sold 40,786 shares of Common Stock pursuant to this Offering, and we are continuing to offer the remaining 292,547 shares of Common Stock.

(1)

Estimated based on agreement to pay the Placement Agent a commission equal to one percent (1%) of the total amount invested by investors in this Offering. We also have agreed with the Placement Agent to pay third-party registered broker-dealers who introduce purchasers of Common Stock a commission equal to six percent (6%) of the total amount placed by them in this Offering, which is difficult to estimate or determine. Additionally, we have agreed to issue to the Placement Agent and any introducing brokers warrants to purchase an aggregate number of shares of our Common Stock, at an exercise price of $60 per share, up to an amount equal to five percent (5%) of the gross proceeds of this Offering (for example, if fully subscribed, up to 16,666 shares of Common Stock of the Company will be reserved for issuance through exercise of the warrants.) The warrants are not covered by this Offering Statement. See “Plan of Distribution” for details regarding compensation payable to the Placement Agent and such third-party broker-dealers in connection with this Offering.

(2)	The amount shown is before deducting offering costs to us, including fees for administrative and escrow services, legal, accounting, printing, due diligence, marketing, consulting, selling commissions, state securities filing compliance, and other costs incurred in the offering of the Common Stock.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of this Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, as amended, we intend to take advantage of the provisions that relate to an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012.

The date of this Offering Circular is        , 2023.

We are offering to sell our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, information contained in this Offering Circular concerning the business of the Company is based in part on information from various public sources. Although we believe that this information is generally reliable, such information is inherently imprecise, and our estimates and expectations based on this information involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such estimates or expectations.

For investors outside the United States: We and the Placement Agent have not done anything that would permit this Offering, or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Offering Circular must inform themselves about, and observe any restrictions relating to, this Offering and the distribution of this Offering Circular outside of the United States.

Use of Industry and Market Data

This Offering Circular includes market and industry information that we have obtained from third-party sources, including industry publications, as well as industry information prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the information from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys, or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey, or article. The information in any such publication, report, survey, or article is not incorporated by reference in this Offering Circular.

Trademarks, Trade Names, and Service Marks

The trademarks, trade names, and service marks of Virtuoso Surgical appearing in this Offering Circular are the property of Virtuoso Surgical. The other trademarks, trade names, and service marks appearing in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

iii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains “forward-looking statements.” Forward-looking statements describe the Company’s current expectations or forecasts of future events as of the date of this Offering Circular and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of the Company’s assets, business, capital expenditures, cash flows, cost management, condition (financial and otherwise), indebtedness, liquidity, profitability, prospects, results of operations, revenues, and strategic plans. Words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond the Company’s control, and are difficult to predict, and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You are cautioned not to place undue reliance upon forward-looking statements. Except as otherwise may be required by applicable law, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or actual operating results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•	the Company’s ability to complete the development and marketing of its existing product, increase the demand for and the value of the Company’s products, and develop new products;

•	supply and demand changes for the Company’s products;

•	the Company’s future financial and operational performance, including trends in sales, operating expenses, and net income;

•	the sufficiency of liquidity and capital resources to meet the Company’s working capital and capital expenditure requirements, including cash raised through offerings of the Company’s securities, cash received through grant funding, and, when available, cash generated from operations;

•	product quality or patient safety issues and related product-liability claims;

•	inadequate insurance coverage;

•	challenges to the Company’s intellectual property rights or the Company’s inability to defend its products against the intellectual property rights of others;

•	adverse events affecting third-party manufacturers and the Company’s supply chain;

•	loss of and/or inability to replace key vendors and/or suppliers;

•	failures of, interruptions to, or unauthorized tampering with, the Company’s information technology systems;

•	failures or delays in obtaining U.S. Food and Drug Administration (“FDA”) approval, approval of an application to a European Notified Body, or other regulatory approvals for the Company’s products;

•	inability to capitalize on business development opportunities;

•	inability to retain key distributors, sales associates, and other personnel or to attract new talent; and

•	the Company’s ability to adapt to and comply with healthcare and other applicable laws.

The foregoing list of risks and uncertainties is only a summary of some of the most important factors and is not intended to be exhaustive.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions, and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements, or outcomes. You should carefully review and consider the risks that are described under the section captioned “Risk Factors” of this Offering Circular. New factors that are not currently known to the Company or that the Company is currently unaware of may also emerge from time to time that could materially and adversely affect the Company and its assets, business, cash flows, financial condition, liquidity, prospects, and/or results of operations.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

In this Offering Circular, references to “Virtuoso Surgical,” “Virtuoso,” the “Company,” “our,” “we,” and “us” refer to the business and operations of Virtuoso Surgical, Inc., unless the context indicates otherwise.

The Company

The Company was incorporated in April 2016. The Company was formed to design, develop, and market medical devices to transform minimally invasive surgery by providing dexterous, accurate and cost-effective robotic tools. The Virtuoso System being developed by the Company involves the use of concentric tubes of a metal alloy, nitinol, to robotically control small surgical tools through standard 5 to 8-millimeter rigid endoscopes. Nitinol is an alloy of approximately fifty percent (50%) nickel and fifty percent (50%) titanium that has certain unique metallurgical properties. Nitinol is both super-elastic and, when processed through a heat-treatment process, possesses an effect called the Shape Memory Effect. The Company utilizes the super-elastic properties and the Shape Memory Effect of nitinol for its product. The Company is unaware of any other technology in the “rigid surgical endoscopy” market that would allow multiple robotically-controlled surgical tools through rigid endoscopes that possess the dexterity, precision, and force of the Virtuoso System. Currently, this market is served by hand tools only, and management of the Company is not aware of any other competing robotic technology.

Since incorporation, the Company has devoted substantially all efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The primary goal of the Company in 2022 was, to the greatest extent possible, to complete the initial design of the Virtuoso System. The initial design was completed in February 2023, and the system was fabricated for a public unveiling to the Company’s investors, which occurred on April 15, 2023. This was a major milestone for the Company, and it completes the purely research and development phase of the Company’s life.

For 2023, the primary focus of the Company has been testing the Virtuoso System and, to the extent possible, first-in-human use of the system for a clinical pilot study or studies. When testing and the clinical pilot study or studies are complete, the Company will seek FDA classification of the system under the De Novo pathway, which would, if granted, permit the sale of the Virtuoso System in the United States. The Company expects, based on current information, to be able to receive FDA approval for sales in the United States in 2024, although that timeframe requires numerous successful tests and approvals which are not currently known with certainty.

Licensed Intellectual Property

After its formation, the Company licensed rights to patents held by Johns Hopkins University and Vanderbilt University. The Company’s license with Johns Hopkins University is non-exclusive, and it gives the Company freedom to operate the core technology of its product in the United States and certain countries around the world. The Company’s license with Vanderbilt University gives the Company exclusive rights to manufacture and sell a multiple-armed robotic system in the United States that is able to robotically control surgical instruments through rigid endoscopes using concentric tubes made of nitinol. We believe that the patents held by Vanderbilt University for which we have an exclusive license will, practically, limit equivalent competing robotic endoscopic devices in the United States for the life of the patents. See “Business - Intellectual Property” below for additional information.

Capitalization

The Company has been capitalized with Small Business Innovation Research Program (“SBIR”) and Small Business Technology Transfer Program (“SBBT”) grants from the National Institutes of Health (“NIH”), matching grants from the State of Tennessee, and through sales of our Common Stock and Class A Preferred Stock, par value $1.00 per share (“Class A Preferred Stock”). See “Business - Capitalization” below for additional information.

Impact of Class A Preferred Stock

Holders of the Common Stock are impacted by the Class A Preferred Stock. Although the Class A Preferred Stock is non-voting, it has certain rights, preferences and privileges that are senior to the Common Stock, including a paid-in-kind dividend of seven percent (7%) per year, uncompounded (the “PIK Dividend”), and the right to a “Success Bonus” upon a change of control. Holders of the Class A Preferred Stock will receive dividends or transaction proceeds before holders of the Common Stock.

Furthermore, if, after a change of control, the proceeds from such transaction are not sufficient to fully satisfy the PIK Dividend, the Success Bonus and return of capital obligations with respect to all shares of the Class A Preferred Stock, then the existing shares of Common Stock will be extinguished, the shares of Class A Preferred Stock will be converted into Common Stock based on the shareholders’ relative unpaid balances, and the holders of the Class A Preferred Stock will become holders of one hundred percent (100%) of the Common Stock. In this way, the Class A Preferred Stock would be treated like senior debt in the event of bankruptcy. For more information about the terms of the Class A Preferred Stock, please see the section entitled “Securities Being Offered - Class A Preferred Stock” included elsewhere in this Offering Circular.

Principal Executive Office

Our principal executive office is located at 5701 Old Harding Pike, Suite 200, Nashville, Tennessee 37205. Our telephone number is (615) 352-9519. The address of our website is www.virtuososurgical.net. The inclusion of our website address in this Offering Circular does not include or incorporate by reference the information on our website into this Offering Circular.

Offering Summary

Issuer	Virtuoso Surgical, Inc.

Securities Offered	333,333 shares of Common Stock. Through July 31, 2023, we have sold 40,786 shares of Common Stock through this Offering and have 292,547 shares of Common Stock available for sale through this Offering.

Price per Share	$60.00

Common Stock Outstanding Before the Offering*	1,091,453 shares

Common Stock Outstanding as of July 31, 2023*	1,132,239 shares

Common Stock Outstanding After the Offering**	1,424,786 shares, assuming the sale of all shares available in this Offering

Use of Proceeds	We estimate that net proceeds from the sale of shares of our Common Stock in this Offering will be approximately $19,650,000 after deducting the Placement Agent commissions and estimated offering costs payable by us. We intend to use the net proceeds we receive from this Offering for continued product development and general corporate purposes, including working capital, sales and marketing activities, research and development, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions, products, or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. See the section entitled “Use of Proceeds” for additional information.

Market and Trading Symbol	We may, at our discretion, and, depending upon market conditions, apply to list our Common Stock on the OTCQB Venture Market operated by the OTC Markets Group Inc. In such case, we may list with the OTCQB Venture Market under the trading symbol “VSUR.” Even if we list our Common Stock on the OTCQB Venture Market, we cannot assure you that a liquid trading market for our Common Stock would develop or be sustained.

Risk Factors

Investing in our Common Stock involves a high degree of risk. You should read the “Risk Factors” section of this Offering Circular for a discussion of factors to consider carefully before deciding to invest in our Common Stock.

*        Does not include accrued PIK Dividends.

**     Does not include shares issuable upon conversion of Class A Preferred Stock or the exercise of any warrants to purchase Common Stock, including warrants that may be issued to the Placement Agent or introducing brokers in this Offering.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occur, our business, financial condition, or results of operations could suffer. In that case, you may lose all or part of your investment. See “Cautionary Statement Regarding Forward-Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to Our Company

We are in the early stage of product development and there can be no assurance that we will effectively and successfully develop products for commercialization.

The medical device we are developing has had only limited research and testing in the fields of use we are presently intending to explore and to commercialize.  We will have to continue to go through extensive research and testing to develop the initial product and any additional products and to determine or demonstrate the safety and effectiveness of their proposed use.  Our products and our proposed testing of those products will require various regulatory approvals and clearances.  Accordingly, the products we intend to pursue are not presently marketable in the fields of use for which we hope to develop them, and it is possible that some or all of them may never become legally and commercially marketable.  The development and testing of medical devices and related treatments and therapies is difficult, time-consuming and expensive, and the successful development of any products based on innovative technologies is subject to inherent uncertainties and risks of failure.  These risks include the possibilities that any or all of the proposed products or procedures may be found to be ineffective, or may otherwise fail to receive necessary regulatory clearances; that the proposed products or procedures may be uneconomical to produce and market or may never achieve broad market acceptance; that third parties may hold proprietary rights that preclude the Company from marketing its intended products or procedures; or that third parties may develop and market superior or equivalent products and procedures.  We are unable to predict whether our research and development or acquisition activities will result in any commercially viable products or procedures.  Furthermore, due to the extended testing and regulatory review process required before marketing clearances can be obtained, the time frames for commercialization of any products or procedures are long and uncertain.

We expect to continue to incur losses for the immediate future.

We have incurred losses since our inception.  We expect to continue to incur losses for the foreseeable future. The principal causes of our losses are likely to be personnel costs, working capital costs, research and development costs, intellectual property protection costs, brand development costs, marketing and promotion costs, and the lack of any significant revenue stream for the foreseeable future.  We may never achieve profitability.

Our business model is capital intensive.

The ongoing development of the Virtuoso System and our plans to achieve commercialization and market and sale of our product require significant capital. The Company may seek additional funds by issuing debt or equity to maintain operations, and there can be no assurance that funds will be available when needed or on acceptable terms. Additionally, we may be unsuccessful in our efforts to secure additional capital through a venture-capital investment or a strategic partnership with a major medical-device manufacturer.

The Company’s future profitability depends upon the success of its principal product lines.

Once commercialized, if the Company’s products are not successful or are unable to compete successfully with offerings of competitors, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations will be materially and adversely impacted. Additionally, adverse rulings by regulatory authorities, particularly including, without limitation, decisions of the FDA, may significantly and adversely affect the Company’s sales of its products and, as a result, could materially and adversely impact the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations.

If our products and procedures do not gain market acceptance among physicians, patients, and the medical community, we may be unable to generate significant revenues, if any.

Even if we obtain regulatory approval for our products, they may not gain market acceptance among physicians, healthcare payers, patients, and the medical community. In particular, the U.S. Centers for Medicare & Medicaid Services or other private reimbursement agencies may decline to reimburse physicians and health care facilities whose patients are on Medicare or Medicaid or private insurance for use of our product, significantly reducing our potential market. Market acceptance will depend on our ability to demonstrate the benefits of our approved products in terms of safety, efficacy, convenience, ease of administration, and cost effectiveness.  In addition, we believe market acceptance depends on the effectiveness of our marketing strategy, the pricing of our approved products, and the reimbursement policies of government and third party payers with respect to our products.  Physicians may not utilize our approved products for a variety of reasons, and patients may determine for any reason that our product is not useful to them.  If any of our approved products fail to achieve market acceptance, our ability to generate revenues will be limited.

If the Company fails to compete successfully in the future against its existing and potential competitors, its sales and operating results may be negatively affected, and it may not achieve future growth.

The market for the Company’s products is potentially highly competitive and is dominated by a number of large companies. The Company’s business will initially be focused on a limited number of segments of the endoscopic surgery market, and, as a result, the Company may not be able to meet the prices offered by its competitors, or offer products similar to or more desirable than those offered by its competitors who compete in many and/or all segments of the surgical products market. Many of the Company’s potential competitors in the medical device market have:

•	greater financial and other resources;

•	more robust product portfolios covering a larger portion of the medical device market;

•	more widely accepted products;

•	greater technical capabilities;

•	superior ability to maintain new product flow;

•	patent portfolios that may present an obstacle to the Company’s conduct of business;

•	stronger name recognition; and

•	larger distribution networks.

We may not effectively manage the growth of our operations.

Our ability to successfully implement our business plan requires an effective planning and management process. If we increase our operations, especially in terms of the number of products we offer or the number of surgical fields we sell products to, we will need to hire additional employees and make significant capital investments. If we increase our operations, it will place a significant strain on our existing management and resources. If we increase in size, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train, and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively may cause our business to suffer.

If the Company is unable to continue to develop and market new products and technologies, it may experience a decrease in demand for its products or its products could become obsolete, and its business would suffer.

The Company intends to be continually and actively engaged in product development and improvement programs. The Company may experience difficulties competing with its competitors unless it can keep pace with existing and/or new technologies. Competitors’ new products and technologies may beat the Company’s products to market, may be more effective or less expensive than the Company’s products, or render its products obsolete. If any of the foregoing occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

The Company’s business plan relies upon certain assumptions about the market for its products, which, if incorrect, may adversely affect its profitability.

The Company believes that the endoscopic market continues to be underserved by its larger robotic competitors and that it can establish a strong, competitive position in those segments. The projected demand for the Company’s products could materially differ from actual demand if its assumptions regarding acceptance by the medical community of its products rather than its competitors’ technologies prove to be incorrect or do not materialize or if other treatments gain more widespread acceptance as a viable alternative to the Company’s offerings. If any of the foregoing occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

We are heavily dependent on our senior management team, and a loss of a member of our senior management team could cause our financial condition and results of our operations to be harmed.

Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key employees, including the hiring and recruitment of a new Chief Executive Officer. If we lose the services of our key employees, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Although we may enter into employment agreements with key employees in the future, we cannot guarantee that we will be successful in retaining the services of these individuals. Additionally, we may incur additional expenses to recruit and retain new management or executive officers. If, despite our use of non-competition agreements with key employees, any of our management or executive officers joins a competitor or forms a competing company, we may lose some of our potential customers. Finally, we currently do not maintain “key person” life insurance on any of our key employees. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

The Company may rely upon independent sales distributors and sales associates to market and sell its products.

The Company’s success may depend largely upon arrangements with independent sales distributors and sales associates and, in particular, their sales and service expertise and relationships with the customers in the marketplace. Independent sales distributors and sales associates may terminate their relationship with the Company or devote insufficient sales efforts to its products. The Company does not control these independent sales distributors and sales associates who may not be successful in implementing the Company’s sales and marketing plans. The Company’s failure to attract and retain skilled independent sales distributors and sales associates could have a materially adverse effect on the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations.

In addition, independent sales distributors and sales associates are frequently subject to restrictive contractual arrangements, such as non-compete agreements, with their prior employers which limit their ability to market and sell products for other medical device companies after having left the employ of their previous employer. When seeking to engage these independent sales distributors and sales associates, the Company must rely, at least in part, upon the distributors and associates to disclose to the Company, and to abide by, such agreements. Further, even if notified of such a restrictive contractual arrangement, the Company must seek to ensure that it does not require the distributor or associate to perform an act which causes a breach of the restrictive contractual arrangement. If the independent sales distributors and sales associates do not so disclose and abide by such agreements or if the Company inadvertently requires the distributor or associate to perform an act in violation of such a restrictive contractual arrangement, then the distributors, associates, and/or the Company could become subject to litigation commenced by the former employer which can be costly and time consuming and which could materially and adversely affect the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations.

If the Company loses one of its key vendors and suppliers, it may be unable to meet customer orders for products in a timely manner or within the Company’s budget.

The Company relies upon a limited number of vendors and suppliers for the materials and components used in, and, upon commercialization, the packaging of, its products, and the manufacture and packaging of the Company’s products can be exacting and complex. Vendors and suppliers of materials and components may not be able to supply or may decide, or be required, for reasons beyond the Company’s control, to cease supplying materials and components to the Company. In addition, FDA regulations may require additional testing of any materials or components from new suppliers prior to the Company’s use of these materials or components and, in the case of a device with a Pre-Market Approval application, the Company may be required to obtain prior FDA permission, either of which could delay or prevent the Company’s access to or use of such materials or components. The Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely impacted if the Company’s vendor or supply chain is unexpectedly terminated or interrupted, and the Company is unable to obtain an acceptable new source of supply in a timely fashion on economic terms that are beneficial to the Company.

If third-party manufacturing facilities suffer disasters or other similar catastrophic events, the Company may be unable to manufacture its products for a substantial amount of time, and the Company’s sales could be disrupted.

The Company will rely upon a limited number of third-party facilities to manufacture its products. These manufacturing facilities and their equipment would be difficult to repair or replace and could require substantial lead-time to repair or replace. The facilities could be adversely affected by, among other catastrophic events, natural or man-made disasters. In the event that one or more of these facilities are affected by a disaster or other catastrophic event, the Company would be forced to rely upon third-party manufacturers.

The Company is subject to substantial government regulation that could have a material adverse effect on its business.

The production and marketing of the Company’s products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. In the United States, most of the medical devices that the Company develops must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the FDA. In particular, in order for the Company to market its products for clinical use in the United States, it most likely must obtain classification from the FDA through a De Novo classification. Products distributed outside of the United States are subject to foreign government regulations, which vary by country. In Europe, in order for a medical device to be commercially distributed, it must bear a European Conformation Certificate marking, indicating that it received the necessary approvals of the applicable European medical-device regulations. United States and foreign regulations govern the testing, marketing, and registration of new medical devices, in addition to regulating manufacturing practices, reporting, labeling, and record keeping procedures. The regulatory process requires significant time, effort, and expenditures to bring the Company’s products to market, and no assurances can be made that any of the Company’s products will be approved. The Company’s failure to comply with applicable regulatory requirements could result in these government authorities:

•	imposing fines, penalties, and taxes on the Company;

•	preventing the Company from manufacturing or selling its products;

•	bringing civil actions in court against the Company;

•	delaying the introduction of the Company’s new products into the market;

•	recalling or seizing the Company’s products; and/or

•	withdrawing or denying approvals or clearances for the Company’s products.

Even if regulatory approval or clearance of a product is granted, such approval could result in limitations on uses for which the product may be labeled and promoted. Furthermore, for a marketed product, its manufacturer and manufacturing facilities are subject to periodic review and inspection. Later discovery or problems with a product, manufacturer, or facility may result in restrictions on the product, manufacturer, or facility, including withdrawal of the product from the market or other enforcement actions. If any of the foregoing occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

The Company operates in a heavily regulated sector, and failure to comply with such laws, rules, and regulations could have a materially adverse impact upon the Company’s business, cash flows, financial conditions, and results from operations.

The Company’s business is highly regulated, and the penalties for noncompliance may be severe. The Company is required to comply with extensive, extremely complicated and overlapping government laws, rules, and regulations at the federal, state, and local levels. These laws, rules, and regulations govern every aspect of how the Company conducts its operations. The failure to comply with these laws, rules, and regulations can result in severe penalties, including, without limitation, criminal penalties and civil sanctions, any of which could have a materially adverse impact upon the Company’s business, cash flows, financial conditions, and results from operations.

Not only is the Company’s business heavily regulated, but the laws, rules, and regulations to which the Company is subject often change, with little or no notice, and are often interpreted and applied differently by various regulatory agencies with authority to enforce such requirements. Each change or conflicting interpretation may require the Company to make changes in its facility, equipment, personnel, or services, and may also require that standard operating policies and procedures be re-written and re-implemented. The cost of complying with such laws, rules, and regulations is a significant component of the Company’s overall expenses and impacts the Company’s cash flows and results from operations. Further, this expense has grown in recent periods because of new regulatory requirements. Management anticipates that compliance expenses will continue to grow in the foreseeable future. If the Company becomes subject to any such investigation or proceeding and if the outcome of such investigation or proceeding is unfavorable to the Company, the Company’s business, cash flows, financial conditions, and results from operations could be materially and adversely impacted.

The Company is unable to predict with certainty the impact of changes in U.S. laws related to health care, which may cause significant change to the healthcare industry, may adversely affect the Company, and may have a material adverse effect on the Company’s business, cash flows, financial condition, and results of operations.

In both the United States and certain foreign jurisdictions, there have been and will continue to be a number of legislative and regulatory changes to the healthcare system that could impact the Company’s ability to sell its products profitably. The Patient Protection Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), enacted in 2010, substantially changed the way healthcare is financed by both government and private insurers and significantly affects the entire healthcare industry, including medical device companies. Many variables continue to impact the effect of the Healthcare Reform Law, including the law’s complexity, lack of complete implementing regulations and/or interpretive guidance, gradual and partially delayed implementation, court challenges, possible amendment, repeal or further implementation delays, uncertainty regarding the success of national healthcare exchanges enrolling uninsured individuals, possible reductions in funding by the U.S. Congress and future reductions in Medicare and Medicaid reimbursement, and how individuals and businesses will respond to the new choices and obligations under the law. Because of these many variables, the Company is unable to predict with certainty the net effect on its business. In addition, the Company is unable to predict with certainty how providers, payers, employers and other market participants will respond to the various reform provisions because many provisions will not be implemented for several years under the Healthcare Reform Law’s implementation schedule.

The Company must comply with complex statutes prohibiting fraud and abuse, and both the Company and physicians utilizing its products could be subject to significant penalties for noncompliance.

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the Anti-Kickback Law which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients or the purchase, order, or recommendation of goods or services for which payment will be made by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the Anti-Inducement Law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; the Health Insurance Portability and Accountability Act of 1996, which creates federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program and which also imposes certain obligations on entities with respect to the privacy, security, and transmission of individually identifiable health information; the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services; and the Civil Monetary Penalties Law, which authorizes the Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts. The Company is also subject to state laws that are analogous to the above federal laws, such as state anti-kickback and false claims laws.

Sanctions for violating these laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. The Company’s ongoing efforts to comply with these laws may be costly, and a violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. The risk of being found in violation of these laws is increased by the fact that many of them have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Any action against the Company for violation of these laws, even if the Company successfully defends against it, could cause it to incur significant legal expenses, divert management’s attention from the operation of the business and damage its reputation, and could have a material adverse effect on the Company’s ability to commercialize its products.

Clinical trials associated with the Company’s technology may involve lengthy and expensive processes with uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

Clinical trials may be required for regulatory approval of the Company’s technology and products. The Company cannot predict whether it will encounter problems with any future clinical trials, which would cause delay or suspensions of those clinical trials, or delay the analysis of data from those clinical trials. Failure can occur at any stage of testing, and the Company may experience numerous unforeseen events during such testing. Thus, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of products, including but not limited to: delays in obtaining regulatory approvals to commence a clinical trial; slower than anticipated patient recruitment and enrollment; negative or inconclusive results from clinical trials; unforeseen safety issues; an inability to monitor patients adequately during or after treatment; and problems with investigator or patient compliance with the trial protocols. The Company does not know whether any clinical trials it may conduct will produce favorable results. The failure of clinical trials to produce favorable results could have a material adverse effect on the Company’s business, financial condition, and results of operations.

If adequate levels of reimbursement from third-party payers are not obtained with respect to the Company’s product, specialists may be reluctant to use these products and the Company’s sales may decline.

In the United States, healthcare providers that will purchase the Company’s products generally rely upon third-party payers, principally federal Medicare, state Medicaid, and private health insurance plans, to pay for all or a portion of the cost of the products being marketed by the Company and the procedures to complete treatments using these products. The Company may not be able to sell its products on a profitable basis if third-party payers deny coverage for use of these products. The Company’s sales will depend largely upon government healthcare programs and private health insurers reimbursing patients’ medical expenses. Healthcare providers may not purchase these products if they do not receive satisfactory reimbursement from these third-party payers for the cost of the procedures using these products. Payers continue to review their coverage policies carefully for existing and new therapies and can, without notice, deny coverage for treatments that include the use of the Company’s products.

In addition, some healthcare providers in the United States have adopted or are considering a managed care system in which the providers contract to provide comprehensive healthcare for a fixed cost per person. Healthcare providers may attempt to control costs by authorizing fewer elective procedures, including those involving the Company’s products, or by requiring the use of the least expensive product or procedure available.

If any of the foregoing occur, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

The Company will be subject to the risks inherent in operating in international markets.

The Company expects to introduce its products in foreign markets after obtaining regulatory approvals in those markets. The Company also expects to derive a significant portion of its ongoing revenues from sales in foreign markets. Accordingly, risks that the Company encounters in these foreign markets may have a materially adverse impact on its ability to meet its financial projections and achieve profitability. Sales and operations in international markets expose the Company, its representatives, agents, and distributors to risks inherent in operating in these foreign jurisdictions. These risks include:

•	the imposition of additional foreign governmental controls or regulations on the Company’s products;

•	new export license requirements;

•	political and/or economic instability in the Company’s target markets;

•	a shortage of high-quality international salespeople and distributors;

•	changes in third-party reimbursement policies;

•	changes in tariffs and other trade restrictions;

•	work stoppages or strikes in the healthcare industry;

•	difficulties in managing international operations and sales; and

•	exposure to different legal standards.

The Company expects that the majority of its international sales will be generated in Europe. In Europe, healthcare regulation and reimbursement practices vary widely from country to country. This environment could adversely affect the Company’s ability to sell its products in some European markets.

If product liability lawsuits are brought against the Company, its business may be harmed.

The design, manufacture, and sale of surgical devices exposes the Company to a significant risk of product liability claims. The Company may become subject to product liability claims with respect to its products, some of which may have a negative impact on the Company’s business. The Company expects to obtain a significant amount of product liability insurance; however, no assurances can be made that the purchased coverage will be adequate to protect the Company from any liabilities it may incur. If a product liability claim or series of claims is brought against the Company for uninsured liabilities or in excess of its insurance coverage, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected. In addition, as a result of a product liability claim, the Company’s senior management may have to expend considerable time in the defense of such a claim, and the Company may have to recall some of its products, which could result in significant costs.

Other potential losses may not be covered by insurance.

The Company possesses comprehensive insurance coverage for general liability, property, and other risks with respect to the business. These policies will offer coverage features and insured limits that the Company believes are appropriate for the business. However, there are certain risks such as war, certain forms of terrorism such as nuclear, biological or chemical terrorism, acts of God such as floods and earthquakes, and some environmental hazards that may be deemed to fall completely outside the general coverage limits of the Company’s future policies or may be uninsurable or may be too expensive to justify insuring against. If the Company experiences any losses not covered by insurance or in excess of its coverage limits, the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations could be materially and adversely affected.

General economic conditions may negatively impact the Company’s results.

Moderate or severe economic downturns or adverse conditions may negatively affect the Company’s operations. These conditions may be widespread or isolated to one or more geographic regions. A tightening of the labor markets in one or more geographic regions in which the Company operates may result in fewer and/or less qualified applicants for job openings with the Company or its key suppliers. Higher wages, related labor costs, and increasing cost trends in the insurance markets may also negatively impact the Company’s geographic markets and may have an adverse impact on the Company’s sales and revenues.

The Company’s business may suffer from natural disasters, terrorist activity, and war.

The Company’s financial and operating performance may be adversely affected by natural disasters in locations where it owns and/or operates significant assets and properties and in geographic areas from which it draws a large number of customers. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest, and other forms of civil strife and geopolitical uncertainty may cause the Company’s business, cash flows, financial condition, liquidity, prospects, and results of operations to differ materially from anticipated results.

A pandemic, epidemic or outbreak of a contagious disease could adversely impact our business.

If a pandemic, epidemic or outbreak of an infectious disease, such as the outbreak of respiratory illness caused by a novel virus, such as COVID-19 and its variants, or other public health crisis, affects the areas in which we operate, our business could be adversely affected.

Risks Related to Our Intellectual Property

If the Company’s patents and other intellectual property rights do not adequately protect its products, the Company may lose market share to its competitors and be unable to operate its business profitably.

The Company relies upon patents, trade secrets, copyrights, know-how, trademarks, license agreements, and contractual provisions to establish its intellectual property rights and protect its products. These legal means, however, afford only limited protection and may not adequately protect the Company’s intellectual property rights. In addition, no assurances can be made that patent applications applied for will be approved for issuance. The United States Patent and Trademark Office (the “USPTO”) may deny or require significant narrowing of any claims in our patent applications, and patents issuing from these applications, if any, may not provide the Company with significant commercial protection of its products. The Company could incur substantial costs in proceedings before the USPTO relating to issued patents, pending applications or future filings, the conclusions of which could result in adverse decisions as to the priority of the Company’s inventions and the narrowing or invalidation of claims in issued patents, pending applications or future filings. In addition, the laws of some of the countries in which the Company’s products may be sold may not protect its products and intellectual property to the same extent as U.S. laws, or at all. The Company may be unable to protect its rights in trade secrets and unpatented proprietary technologies in these countries.

Additionally, the Company has entered into, and may in the future enter into, licensing agreements with third parties necessary to utilize certain technologies used in the design and manufacturing of future products. The inability of the Company to continue or obtain these licenses on reasonable terms may prevent the Company from executing its business plan as anticipated and may, therefore, have a materially adverse effect on its ability to meet its financial projections or achieve profitability.

The Company also seeks to protect its trade secrets, know-how, and other unpatented proprietary knowledge, in part, with confidentiality agreements with its employees, independent distributors, and consultants. No assurances can be made, however that (i) these agreements will not be breached, (ii) the Company will have adequate remedies for any breach, and/or (iii) trade secrets, know-how, and other unpatented proprietary technologies will not otherwise become known to or independently developed by our competitors.

If the Company loses any future intellectual property lawsuits, a court could require it to pay significant damages or prevent it from selling its products.

The medical device industry is litigious with respect to patents and other intellectual property rights. Companies in this industry have used intellectual property litigation to gain competitive advantages. In the future, the Company may become a party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, could drain the Company’s financial resources and divert the time and effort of its management. If the Company loses one of these proceedings, a court, or a similar foreign governing body, could require the Company to pay significant damages to third parties, require it to seek licenses from third parties or pay ongoing royalties, require the Company to redesign its products or prevent it from manufacturing, using, or selling its products. In addition to being costly, protracted litigation to defend or prosecute the Company’s intellectual property rights could result in customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

Risks Relating to our Common Stock and this Offering

We have issued shares of Class A Preferred Stock that have certain rights, preferences and privileges senior to those of our Common Stock, and, in the future, we may issue debt that has rights senior to the Common Stock.

We have issued shares of Class A Preferred Stock that have certain rights, preferences and privileges senior to those of our Common Stock. Such senior rights, preferences, and privileges include payments to holders of the Class A Preferred Stock upon a change of control of the Company and the right to receive dividends or transaction proceeds before holders of the Common Stock. We may seek to obtain additional capital through issuances of debt securities, which may adversely impact your rights as a holder of our Common Stock.

A shareholder could have all of its shares of Common Stock extinguished upon a conversion of the Class A Preferred Stock.

If, after a change of control, the proceeds from such transaction are not sufficient to fully satisfy the PIK Dividend, the Success Bonus and return of capital obligations with respect to all shares of the Class A Preferred Stock, then the existing shares of Common Stock will be extinguished, the shares of Class A Preferred Stock will be converted into Common Stock based on the shareholders’ relative unpaid balances, and the holders of the Class A Preferred Stock will become holders of one hundred percent (100%) of the Common Stock. As a result, a shareholder who owns shares of Common Stock but not shares of Class A Preferred Stock could lose his/her/its ownership interest in the Company.

There has been no public market for our Common Stock prior to this Offering, and an active market in which investors can resell their shares may not develop.

Prospective investors in the Common Stock should be fully aware of and must appreciate the long-term nature of an investment in the Company. There is no established public trading market for the Common Stock, and the Company does not expect that an established public trading market for the Common Stock will develop in the future. Accordingly, investors who acquire the Common Stock will have limited or no liquidity in their investment in the Common Stock. Prospective investors therefore (i) may not be able to sell their Common Stock as and when desired, or at all, or (ii) may be forced to sell them at a substantial discount from the purchase price. Additionally, there may be significant state law restrictions upon the ability of investors to resell the Common Stock.

Prospective investors could lose the entire value of their investment in the Common Stock.

An investment in the Common Stock involves a high degree of risk and should not be acquired by anyone who has an immediate need for liquidity from, and/or who cannot afford the loss of, their entire investment. There can be no assurance of, and the Company does not give any assurance with respect to, the economic viability of, or any benefits which may accrue with respect to, an investment in the Common Stock. Moreover, the Company does not in any way represent, warrant and/or guarantee (i) an economic gain or profit with regard to participating in this Offering and/or (ii) the advisability of investing in the Common Stock. You could lose the entire value of your investment in the Common Stock. Also, see the risk factor above entitled “A shareholder could have all of its shares of Common Stock extinguished upon a conversion of the Class A Preferred Stock.”

The Company may invest or spend the net proceeds of this Offering in ways with which shareholders may not agree or in ways which may not yield a positive return.

The Company intends to use the net proceeds to fund new product development, including, without limitation, the payment of design, regulatory, and inventory expenses, and to finance ongoing working-capital needs and Company activities. The officers of the Company will have broad discretion in the application of these proceeds, and shareholders (i) will not have the opportunity, as part of their investment decision, to assess whether such net proceeds are being used appropriately or most efficiently, and (ii) may disagree with the manner in which such proceeds are ultimately utilized.

We may issue additional shares of Common Stock in the future.

Future issuances of shares of our Common Stock may result in dilution in the ownership percentage of holders of our Common Stock. We may value Common Stock issued in the future differently than in this Offering.

We do not expect to pay dividends to holders of our Common Stock in the foreseeable future, and, even if we desire to pay dividends, we may be limited by the terms of our Class A Preferred Stock.

We have never paid, and do not expect to pay in the foreseeable future, any dividends to holders of our Common Stock. Additionally, our bylaws prohibit the payment of dividends to holders of Common Stock while any shares of Class A Preferred Stock remain outstanding.

Investing in the Common Stock may subject shareholders to foreign, federal, state, and/or local tax consequences.

An investment in the Common Stock may have foreign, federal, state, and/or local tax consequences for shareholders. You should consult, and rely solely upon the advice of, your tax advisors as to the tax consequences, and the ownership and disposition of, the Common Stock, including the applicability and consequences of any foreign, federal, state, and/or local tax laws as well as any pending and/or proposed legislation.

You should consult your tax advisor regarding the potential tax treatment of an investment in our Common Stock. The Company is not providing tax advice to its investors regarding the tax treatment of investments in the Common Stock, and the Company reserves the right to make decisions regarding the Company without regard to the tax effect to investors of the Company’s business decisions.

Because we do not have an audit, nominating and corporate governance committee, or compensation committee, shareholders will have to rely on our directors, none of whom is independent, to perform these functions.

We do not have an audit committee, nominating and corporate governance committee, or compensation committee, and none of our directors are independent. The Board performs these functions as a whole.  Thus, there is a potential conflict in that Board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price, and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares an investor owns.

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, such as in this Offering, the new investors may pay a larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of an investor’s stake is diluted because each share of the same type is worth the same amount, and new investors paid more for shares than earlier investors. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

In the past twelve (12) months, we have not sold shares of Common Stock to any of our directors, officers, promoters or other affiliated persons for less than the $60.00 per share in this Offering. In connection with this Offering, we have agreed to issue to the Placement Agent and any introducing brokers warrants to purchase an aggregate number of shares of our Common Stock, at an exercise price of $60.00 per share, up to an amount equal to five percent (5%) of the gross proceeds of this Offering (for example, if fully subscribed, up to 16,666 shares of Common Stock of the Company will be reserved for issuance through exercise of the warrants.)

Prior to this Offering, shares of our Common Stock have not been traded on an established public trading market, and, therefore, quotations for them are not available. The offering price was determined by negotiation between us and the Placement Agent. The principal factors considered in determining the offering price include:

•	the information set forth in this Offering Circular and otherwise available to the Placement Agent;

•	our past and present financial performance;

•	the present state of our development and our prospects for future earnings;

•	the general condition of the securities markets at the time of this Offering;

•	offers made for purchase of our Common Stock by bona fide third-party investors; and

•	other factors deemed relevant by the Placement Agent and us.

Investors in this Offering also could be diluted if we issue additional shares of Common Stock in the future, whether as part of a capital-raising event, or issued as compensation to our employees or marketing partners. When we issue more shares of Common Stock, the percentage of our Common Stock owned by a shareholder will go down, even though our value may go up. This increase in the number of shares of Common Stock outstanding could result from a stock offering (such as an initial public offering, a venture capital round or an angel investment) or by conversion of certain instruments into Common Stock. For example, in accordance with our bylaws, if, after a change of control, the proceeds from such transaction are not sufficient to fully satisfy the PIK Dividend, the Success Bonus and return of capital obligations with respect to all shares of the Class A Preferred Stock, then the existing shares of Common Stock will be extinguished, the shares of Class A Preferred Stock will be converted into Common Stock based on the shareholders’ relative unpaid balances, and the holders of the Class A Preferred Stock will become holders of one hundred percent (100%) of the Common Stock. See “Securities Being Offered - Class A Preferred Stock” below for additional information.

PLAN OF DISTRIBUTION

Placement Agent Agreement

We have entered into a placement agent agreement with C2M Securities, LLC (the “Placement Agent”), a broker registered with the Financial Industry Regulatory Authority (“FINRA”), to obtain its services as the exclusive placement agent for this Offering. The Placement Agent also is an introducting broker-dealer for this Offering; however, additional introducing broker-dealers may be engaged at a later time.

Offering Expenses

We are responsible for all fees and expenses incurred in relation to this Offering, including: (i) fees for legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of this Offering documents; (iii) all filing fees, including those charged by the SEC and FINRA; and (iv) costs of making this Offering available online.

Placement Agent Compensation

We have agreed to pay the Placement Agent a commission equal to one percent (1%) of the total amount invested by investors in this Offering. We also have agreed with the Placement Agent to pay other broker-dealers who introduce purchasers of Common Stock a commission equal to six percent (6%) of the total number of shares sold through them in this Offering (priced at $60.00 per share). Additionally, we have agreed to issue to the Placement Agent and any introducing brokers warrants to purchase an aggregate number of shares of our Common Stock, at an exercise price of $60.00 per share, up to an amount equal to five percent (5%) of the gross proceeds of this Offering (for example, if fully subscribed, up to 16,666 shares of Common Stock of the Company will be reserved for issuance through exercise of the warrants.) The warrants are not covered by this Offering Statement.

We also paid a $7,500 refundable due diligence fee to the Placement Agent at the signing of the placement agent agreement, and we will pay a consulting fee in the amount of $5,000 to the Placement Agent for other services to support this Offering and its qualification with FINRA.

Indemnification

We have agreed to indemnify the Placement Agent and its affiliates against liabilities relating to this Offering that arise under federal and state securities laws, including the Securities Act.

Our Relationship with the Placement Agent

In the ordinary course of its various business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Procedures for Subscribing

We will use our website, www.virtuososurgical.net, to provide notification of this Offering. Prospective investors who would like information about purchasing will be further directed to a webpage describing this Offering, which will be hosted by Capital2Market LLC (“Capital2Market”), an affiliate of the Placement Agent. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on our website and Capital2Market’s webpage relating to this Offering.

In order to subscribe to purchase shares of our Common Stock, a prospective investor must complete a subscription agreement and send payment by check, wire transfer, or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, reaffirms that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed ten percent (10%) of the greater of the investor’s annual income or net worth, or, in the case of an investor who is not a natural person, revenues or net assets for the most recently completed fiscal year. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act. See “-Limitations on Your Investment Amount” below for additional information.

 In connection with this Offering and the subscription process, we have entered into a technology licensing-platform agreement with Capital2Market. In addition to a one-time licensing fee of $3,500, we have paid, and will continue to pay, a monthly fee of $1,000 for use of Capital2Market’s online platform.

Escrow of Funds

The Placement Agent has an escrow agreement with Atlantic Capital Bank, National Association (the “Escrow Agent”) in connection with this Offering.

All monies collected from prospective investors of our Common Stock in this Offering will be held in a separate non-interest bearing escrow account at the Escrow Agent (the “Escrow Account”) for the benefit of the investors in accordance with Rules 10b-9 and 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Placement Agent will instruct purchasers to transfer funds either directly to the Escrow Agent by wire transfer or by check payable to “Virtuoso Surgical, Atlantic Capital Bank, as Escrow Agent.”

The Placement Agent will provide the Escrow Agent with the subscription information for applicable prospective investors. The Escrow Agent will not be required to accept for credit into the Escrow Account or for deposit into the Escrow Account subscription funds that are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective investors will not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

Pricing of this Offering

Prior to this Offering, shares of our Common Stock have not been traded on an established public trading market, and, therefore, quotations for them are not available. The offering price was determined by negotiation between us and the Placement Agent. The principal factors considered in determining the offering price include:

•	the information set forth in this Offering Circular and otherwise available to the Placement Agent;

•	our past and present financial performance;

•	the present state of our development and our prospects for future earnings;

•	the general condition of the securities markets at the time of this Offering;

•	offers made for purchase of the Company’s Common Stock by bona fide third-party investors; and

•	other factors deemed relevant by the Placement Agent and us.

Although we may attempt to list our Common Stock on the OTCQB Venture Market, we cannot assure you that a liquid trading market for our Common Stock will develop or be sustained after this Offering. You may not be able to sell your shares quickly or at all, or at the market price if trading in our Common Stock does not commence or is not active.

Limitations on Your Investment Amount

With regard to individuals who are not accredited investors, we are permitted to sell shares of Common Stock in this Offering if the aggregate purchase price you pay is not more than ten percent (10%) of the greater of your annual income or net worth.

Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

If you meet one of the following tests as of the time of your purchase of Common Stock in this Offering, you should qualify as an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two (2) most recent years, or joint income with your spouse or spousal equivalent in excess of $300,000 in each of those years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000;

(iii)	You are a natural person holding in good standing one or more of the following three designations: (a) General Securities Representative license (Series 7), (b) Licensed Investment Adviser Representative license (Series 65), or (c) Private Securities Offering Representative license (Series 82);

(iv)	You are a natural person who is a “knowledgeable employee,” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in such act, but for the exclusion provided by either Sections 3(c)(1) or 3(c)(7) of such act.

(v)	You are a director, executive officer or general partner of the issuer, or a director, executive officer or general partner of a general partner of the issuer;

(vi)	You are a “family office,” as defined in the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), (a) with assets under management in excess of $5,000,000, (b) that is not formed for the specific purpose of acquiring the securities offered, and (c) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(vii)	You are a “family client,” as defined in the Investment Advisers Act, of a family office meeting the requirements in (vi) above and whose prospective investment in the issuer is directed by such family office pursuant to (vi)(c) above.

(viii)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation, a Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring Common Stock in this Offering, with total assets in excess of $5,000,000;

(ix)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an investment adviser registered pursuant to Section 203 of the Investment Advisers Act or registered pursuant to the laws of any state, an investment adviser relying on an exemption from registration with the SEC under Section 203(l) and (m) of the Investment Advisers Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act;

(x)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(xi)	You are a trust with total assets in excess of $5,000,000, your purchase of shares of Common Stock is directed by a person who either alone or with his or her purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of acquiring Common Stock in this Offering.

The above tests are not an exhaustive definition of accredited investor. Please refer to Rule 501 of Regulation D under the Securities Act for a comprehensive definition of accredited investor.

Offering Period and Termination Date

This Offering commenced following the qualification of an Offering Statement, of which this Offering Circular is a part, on September 6, 2022 by the SEC. This Offering will terminate at the earliest of: (1) the date upon which the maximum amount of offered Common Stock has been sold, (2) the date which is twenty-four (24) months after the qualification of this Offering, or (3) the date on which this Offering is earlier terminated by us in our sole discretion. Notwithstanding the foregoing, this Offering may be extended to a later date at the discretion of the Board.

USE OF PROCEEDS

Assuming the sale of all 333,333 shares of Common Stock offered by us, the maximum gross proceeds to the Company from the sale of Common Stock in this Offering are $20,000,000. Through July 31, 2023, we have sold 40,786 shares of Common Stock pursuant to this Offering, and 292,547 shares of Common Stock remain available for sale in this Offering.

The estimated net proceeds from this Offering to the Company is expected to be approximately $19,650,000, after the payment of estimated offering costs of approximately $100,000, including printing, mailing, legal and accounting costs, filing fees, portal hosting fees, escrow fees, and estimated Placement Agent commissions and expense reimbursements of approximately $250,000 that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management. We intend to use the net proceeds from this Offering for continued product development and general corporate purposes, including working capital, sales and marketing activities, research and development, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions, products, or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments.

The following table represents management’s best estimate of the uses of the net proceeds received from the sale of Common Stock assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering.

Offering
	100%	75%	50%	25%
Personnel	$2,000,000	$2,000,000	$2,000,000	$1,500,000
Engineering Materials, Supplies and Equipment	$300,000	$300,000	$300,000	$300,000
Engineering Consulting, Testing & Validation	$350,000	$350,000	$350,000	$350,000
Clinical Pilot Study	$2,000,000	$2,000,000	$2,000,000	$1,000,000
Regulatory Consulting and Related Expenses	$500,000	$500,000	$500,000	$500,000
Manufacturing, Sales and Marketing	$14,400,000	$9,400,000	$4,400,000	$900,000
Working Capital	$100,000	$100,000	$100,000	$100,000
TOTAL	$19,650,000	$14,650,000	$9,650,000	$4,650,000

Because this Offering is being conducted on a “best efforts” basis, we may close this Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering. In this event, the use of proceeds will be adjusted by management based on the amount raised.

BUSINESS

Overview

The Company was incorporated in April 2016. The Company was formed to design, develop, and market medical devices to transform minimally invasive surgery by providing dexterous, accurate and cost-effective robotic tools. Since incorporation, the Company has devoted substantially all efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The technology involves the use of concentric tubes of a metal alloy, nitinol, to robotically control small surgical tools through standard 5 to 8-millimeter rigid endoscopes. Nitinol is an alloy of approximately fifty percent (50%) nickel and fifty percent (50%) titanium that has certain unique metallurgical properties. Nitinol is both super-elastic and, when processed through a heat-treatment process, possesses an effect called the Shape Memory Effect. The Company utilizes the super-elastic properties and Shape Memory Effect of nitinol for its product. The Company is unaware of any other technology in the “rigid surgical endoscopy” market that would allow multiple robotically-controlled surgical tools through rigid endoscopes that possess the dexterity, precision, and force of the Virtuoso System. Currently, this market is served by hand tools only, and there is not any known other competing robotic technology.

After its formation, the Company licensed rights to patents held by Johns Hopkins University and Vanderbilt University. The Company’s license with Johns Hopkins University is non-exclusive and it gives the Company freedom to operate the core technology of its product in the United States and certain countries around the world. The Company’s license with Vanderbilt University gives the Company exclusive rights to manufacture and sell a multiple-armed robotic system in the United States that is able to robotically control surgical instruments through rigid endoscopes using concentric tubes made of nitinol. We believe that the patents held by Vanderbilt University for which we have an exclusive license will, practically, limit equivalent competing robotic endoscopic devices in the United States for the life of the patents. See “Intellectual Property” below for additional information.

Engineering Developments

For updates regarding the Company’s engineering developments, please refer “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Application and Approval Process

Before being able to market the Virtuoso System in the United States, the Company must receive either clearance or approval from the FDA. The Company believes that the system is a Class II medical device, which should be approved for sale in the United States through the De Novo pathway. We expect that pre-market clinical data will be required prior to regulatory approval in the United States. The Company intends to establish a rigorous post-market surveillance program, which may lessen the scope of pre-market live-human studies. The post-market surveillance programs should also provide valuable ongoing surgical and business intelligence regarding use of the Company’s device by surgeons.

The Company instituted FDA-compliant software and document management in March 2021, laying some of the groundwork for its future submissions to the FDA and a European Notified Body. The Company’s goal is to begin its first-in-human clinical investigation in 2023, with our FDA De Novo application submitted shortly thereafter. This timeline has been moved back somewhat from prior planning based on our design improvements and the anticipated sequencing of tasks. As a Company, we are trying to maintain as efficient a use of capital as possible, and that may, at times, cause our targeted timeline to be extended. We expect to be able to begin commercial sales in 2024.

It is the Company’s expectation that its testing and validation for clearance in the United States will form a basis for its regulatory applications in other parts of the world, although additional testing and validation may be necessary there as well. As discussed above, the Company intends to file an application to a European Notified Body, as well as seek regulatory approval in other regions of the world.

Upon receiving its initial regulatory approval to sell its device and system, the Company intends to sell its products through internal sales personnel and, potentially, independent sales and marketing organizations. A key component of the sales and marketing functions will be compliance with federal and state regulations affecting the Company’s customers, particularly those that receive Medicare or Medicaid reimbursement.

The Company’s goal is for the Virtuoso System to eventually be used in scores of surgical applications throughout the body. The Company’s first regulatory application will likely target urologic surgical procedures due to the known benefits of robotically-controlled instruments for that areas of operation. Follow-on areas of application are expected to be: gynecology, interventional pulmonology, neurologic surgery, ENT, and many other areas of application over time. The Company has not, to date, explored the full range of surgical areas for operation of the Virtuoso System.

Intellectual Property

Overview

The Company has executed license agreements with Johns Hopkins University and Vanderbilt University for patents related to the manufacture and sale of the prototype. The Company has also developed particular trade secrets and proprietary software that enable the Virtuoso device to perform as required, making competition with the Company’s device potentially difficult to reverse engineer. The Company owns one issued patent and has filed other applications for its own patents, which currently are pending with the USPTO, the European Patent Office (the “EPO”), the Japan Patent Office (the “JPO”) and the Korean IP Office (the “KIPO”), and it expects to file additional patent applications in the future. For some of those patents, the Company anticipates seeking additional international coverage under the Patent Cooperation Treaty of 1970.

No assurances can be given when or if the Company’s pending patent applications may be granted by the USPTO, EPO, JPO or KIPO. The Company may be denied any or all of these pending patent applications, or future patent applications. The Company’s patent rights are subject to challenge in U.S. federal courts, the USPTO, the EPO, the JPO or the KIPO; the Company, however, is not aware of any substantive basis for a challenge to the patents’ validity or enforceability. Because the patents are subject to potential legal challenge, or because non-infringing technologies may develop to suit a comparable purpose, the Company’s current or future patent rights may not prevent the Company’s competitors from developing competing products.

Johns Hopkins Patents

Effective May 11, 2016, the Company entered into a non-exclusive, non-transferable patent license with Johns Hopkins University. Under the terms of the license, the Company has the right to use concentric nitinol tubes for surgical devices in the following countries (or regions), under the following patents and patent applications: United States (8,152,756 and 8,715,226); Japan (2008-541319, 2012-139088, 2015-094824, and 2014-000372); European Patent Office (06844376.1); Canada (2,630,061); and China (200680050046.8). Under the terms of the license, Johns Hopkins has received a fee of $2,000 and five percent (5%) of the Company’s Common Stock, and is entitled to receive a royalty of four percent (4%) of the Net Revenues (as defined in the license) of the Company of sales of products incorporating concentric nitinol tubes and one percent (1%) of the consideration received by the Company upon a sale of the Company or other similar transaction. The royalty is due and owing throughout the life of the patents, for each respective jurisdiction. At this time, the Company does not know the exact dates that the patents, or any possible follow-on patents that utilize this underlying technology, will expire. Generally, under the Patent Cooperation Treaty of 1970 and the Patent Law Treaty of 2000, patents like the Johns Hopkins patents last for twenty (20) years from the initial date of filing. The Johns Hopkins U.S. patents were initially filed on November 15, 2006 and March 9, 2012, and are expected to expire twenty (20) years from those dates. The Johns Hopkins patent license terminates when the final licensed patent lapses, upon sixty (60) days’ notice by the Company, or, at the discretion of Johns Hopkins, in the event that, after initial commercial sales begin, a one-year period takes place without any commercial sales.

Vanderbilt Patents

Effective May 15, 2016, the Company entered into an exclusive, non-transferable patent license with Vanderbilt University. Under the terms of the license, the Company has the right to make, use, offer to sell, sell and import products, for human surgical applications, systems and apparatuses for endoscopic deployment of robotic concentric tube manipulators, and the Company has the exclusive right to manufacture and/or sell such systems or apparatuses in the United States. Under the terms of the license, Vanderbilt University has received a fee of $5,000, reimbursement for Vanderbilt’s patent-prosecution costs and four percent (4%) of Common Stock, and is entitled to receive a royalty of four percent (4%) of the Gross Sales (as defined in the license) of products incorporating the patented technology; annual royalties of at least $3,000, which began in 2021, and will increase to $50,000 annually beginning in 2025, and $250,000 upon a sale of the Company or other similar transaction. The royalties are due and owing throughout the life of the licensed patents. The Vanderbilt U.S. patents were initially filed on September 13, 2013 and October 2, 2015, and are expected to expire twenty (20) years from those dates. The Company does not have “PCT” coverage on the Vanderbilt patents. The Vanderbilt patent license terminates upon a breach of the agreement by the Company, after an opportunity to cure the breach has lapsed without cure, or by the Company upon one hundred twenty (120) days’ notice.

Company Patents

In addition to the licensed patents noted above, the Company owns one issued patent and has several pending patent applications relating to inventions made by the Company. The Company was issued U.S. Patent No. 11,628,020 on April 18, 2023 directed to an insertable robot for minimally invasive surgery. This patent has related pending foreign filings in the EPO, the KIPO and the JPO. The Company also owns pending U.S. patent application 17/113,892 directed to physician input devices and methods for controlling concentric tube surgical robots. This application has been allowed and should issue in 2023. Corresponding foreign filings for this invention were made in the EPO, the JPO and KIPO. The Company also owns pending U.S. patent applications 17/165,315 and 17/655,477 and is pursuing corresponding foreign applications for these matters in the EPO, the KIPO and the JPO.

No assurances can be given when or if the Company’s pending patent applications may be granted by the USPTO, EPO, JPO or KIPO. The Company may be denied any or all of these pending patent applications, or future patent applications. The Company’s patent rights are subject to challenge in U.S. federal courts, the USPTO, the EPO, the JPO or the KIPO; the Company, however, is not aware of any substantive basis for a challenge to the patents’ validity or enforceability. Because the patents are subject to potential legal challenge, or because non-infringing technologies may develop to suit a comparable purpose, the Company’s current or future patent rights may not prevent the Company’s competitors from developing competing products.

Trade Secrets, Trademarks, and Copyright

In addition to patent rights, the Company possesses other intellectual property, including a registered trademark for its product, copyright protection for its software, and trade secrets related to its materials and their processing.

Capitalization

The Company was originally capitalized with an approximately $1,400,000 SBIR grant from NIH. That grant was followed by additional NIH funding under a $225,000 STTR research grant, a $150,000 matching grant from the State of Tennessee, and a second approximately $1,400,000 SBIR grant. The Company continues to seek funding from state and federal governments. The Company also raised $1,305,000 in private capital through the issuance of the Company’s Class A Preferred Stock in 2018 and 2019 and, subsequently, an additional amount of approximately $2,255,000 in 2020 and 2021 through the Company’s offering of up to $20 million of the Class A Preferred Stock in a Regulation A, Tier 2 offering (the “Class A Preferred Stock Regulation A+ Offering”). The Class A Preferred Stock Regulation A+ Offering expired on May 12, 2022. Additionally, the Company sold shares of its Common Stock to existing preferred stockholders through a private offering in 2022, and has raised $2,447,160 (including written commitments) through the sale of Common Stock under this Offering since the Offering Statement, of which this Offering Circular is a part, was qualified in September 2022 by the SEC.

Facilities

We maintain our principal office in Nashville, Tennessee, under a month-to-month sublease entered into on May 1, 2019, whereby the Company pays the lease at cost, $6,000 per month. Our lease rights are secure for up to five (5) years, through 2024, under a written primary lease. Please refer to “Interests of Management and Others in Certain Transactions – Sublease Agreement” for more information.

Employees and Consultants

As of July 31, 2023, the Company had nine (9) full-time employees and three (3) part-time hourly employee, including three (3) of its founders, Richard Hendrick, S. Duke Herrell and Mark Pickrell. The Company also has a consulting arrangements with one (1) of its founders, Robert Webster. In addition, the Company hires consultants for a variety of purposes from time to time. None of our employees is represented by a union or party to a collective bargaining agreement. We believe the relationship with our employees to be good. The Company also utilizes a number of outside independent contractors to assist in the development process.

Legal Proceedings

We are not subject to any material pending or any known, threatened material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements,” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

The primary goal of the Company in 2022 was, to the greatest extent possible, to complete the initial design of the Virtuoso System. The initial design was completed in February 2023, and the system was fabricated for a public unveiling to the Company’s investors, which occurred on April 15, 2023. This is a major milestone for the Company, and it completes the purely research & development phase of the Company’s life.

To assist in the design of the Virtuoso System, the Company conducted, and continues to conduct, numerous experiments with the system using models for urologic procedures and gynecological procedures, as well as cadaver experiments for central-airway-obstruction experiments. To date, over forty (40) different surgeons have piloted prototypes of the system, including the commercial version, providing invaluable feedback for the design and testing of the system.

To support this ongoing work, the Company sold Common Stock through private sales in 2022, as well as through this Offering, which is discussed above under the heading “Business – Capitalization.” In addition to the sale of Common Stock, the Company continues to seek government grants, venture capital, and a strategic partnership with a major medical-device manufacturer. With regard to the government grants, the Company applied for a further SBIR Phase II grant from the NIH, which received a score that is likely to fund a $1.8 million, two-year, grant. In addition, the Company applied for a SBIR Phase IIb grant, seeking $3.0 million for commercialization, which has not yet been scored.

In April 2022, the Board appointed S. Duke Herrell, M.D. as interim Chief Executive Officer, tasked with primary responsibility for seeking capital resources for the Company. In October 2022, Dr. Herrell was named as the Chief Executive Officer of the Company. In addition, Dr. Herrell continues in his role as Chief Medical Offer.

For 2023, the primary focus of the Company is testing of the Virtuoso System and, to the extent possible, first-in-human use of the system for a clinical pilot study or studies. When testing and the clinical pilot study or studies are complete, the Company will seek FDA classification of the system under the De Novo pathway, which would, if granted, permit sale of the Virtuoso System in the United States. The Company expects, based on current information, to be able to receive FDA approval for sales in the United States in 2024, although that timeframe requires numerous successful tests and approvals which are not currently known with certainty.

The Company will continue in 2023 to seek to raise capital from angel investors, venture-capital firms, and strategic partners. Also, the Company will, depending on capital available, seek to hire an executive team to lead the Company in the transition from purely research and development activities to commercialization (i.e., manufacturing and sales) of the Virtuoso System in the United States upon FDA approval.

As of July 31, 2023, with cash on hand and firm commitments, management believes the Company has sufficient capital to operate for approximately 24 months.

Directors, EXECUTIVE OFFICERS AND Significant Employees

The following table sets forth information regarding our directors and executive officers as of the date of this Offering Circular:

Name	Age	Position
S. Duke Herrell	58	Chief Executive Officer, Chief Medical Officer, and Director
Robert Webster	43	President, Chief Technology Officer, and Director
Richard Hendrick	33	Chief Operating Officer and Chairman of the Board
C. Mark Pickrell	57	Chief Administrative Officer, General Counsel, Secretary, and Director

Dr. S. Duke Herrell, M.D. has been the Company’s Chief Executive Officer since October 2022, after serving as interim Chief Executive Officer from April 2022 through September 2022. Additionally, Dr. Herrell has been the Company’s Chief Medical Officer and a Director since September 2017. He is a practicing urologic surgeon at Vanderbilt University Medical Center and is internationally known as a pioneer in robotic surgery and minimally invasive surgical approaches. He is a Professor of Urology and a Professor of Biomedical and Mechanical Engineering at Vanderbilt University. Dr. Herrell received his Bachelor of Arts from the University of Richmond, and he received his M.D. from the University of Virginia. He is a co-founder of the Vanderbilt Institute for Surgery and Engineering. Dr. Herrell is a named inventor in six (6) patents or pending applications, has published over one hundred (100) peer-reviewed articles, and his research has been recognized by the International World Congress of Endourology and Robotics. He is a former Vice Chair of the American Urologic Association, Clinical Guidelines Panel.

Dr. Robert J. Webster, III, Ph.D. has been the Company’s President and Chief Technology Officer and a Director since April 2016. He has spent the past twenty (20) years at Johns Hopkins University and Vanderbilt University, focused on the creation and validation of novel robotic surgical systems. Dr. Webster is the primary inventor of the core technology underlying the Virtuoso device and system. Dr. Webster received his Bachelor of Science from Clemson University, and he received his Ph.D. from Johns Hopkins University. He is currently the Richard A. Schroeder Professor of Mechanical Engineering at Vanderbilt University. Along with Dr. Herrell, he co-founded the Vanderbilt Institute for Surgery and Engineering. Dr. Webster has been awarded twenty (20) patents and published over two hundred (200) peer-reviewed articles for his work related to biomedical robotics and engineering. Dr. Webster is a consultant to the Company.

Dr. Richard Hendrick, Ph.D. has been the Company’s Chief Operating Officer since September 2017 and a Director since April 2016. He designed, built, and tested the laboratory prototypes underlying the Virtuoso device during his Ph.D. studies at Vanderbilt University. He received his Bachelor of Science from Texas A&M University, and he received his Ph.D. from Vanderbilt University. Prior to his graduate work at Vanderbilt University, Dr. Hendrick worked at DJO Surgical, a medical-device company manufacturing orthopedic implants and instruments. As our Chief Operating Officer and lead engineer, Dr. Hendrick is responsible for overall management of the engineering and business operations of the Company.

C. Mark Pickrell, Esq. has been the Company’s Chief Administrative Officer, General Counsel, and Secretary since September 2017 and a Director since April 2016. He provides legal, financial, and administrative support to the Company. He received his Bachelor of Arts from Harvard College, and he received his J.D. from the College of Law of the University of Tennessee. He has spent his legal career advising and representing companies, entrepreneurs, and investors on matters related to corporate formation and governance, contracting, intellectual property, securities, and regulatory compliance. Formerly, he was a partner at Waller Lansden Dortch & Davis, LLP in Nashville, Tennessee. As General Counsel and Chief Administrative Officer, Mr. Pickrell provides general legal advice to the management and Board and supports the day-to-day business operations of the Company, including its accounting and finance functions and its regulatory functions. He is available to the Company on a full-time basis and is paid hourly, with a monthly cap of $10,000.

Board Leadership Structure and Risk Oversight

The Board oversees the Company’s business, evaluating the risks associated with our business strategy and decisions. The Board implements its risk oversight function as a whole. The Board may determine to create committees for audit, compensation, or other purposes, as the Company grows, but ultimate responsibility for the strategy and direction of the Company shall remain with the Board for the foreseeable future. Further, as our securities are not listed on a national securities exchange, we are not subject to requirements concerning independent directors or the establishment of any particular committees.

Director Terms

Under its bylaws, the Company’s four (4) original directors may serve in that capacity unless removed for cause. Up to three (3) additional directors may be elected by the holders of Common Stock of the Company. To date, no additional directors have been added to the Board. The executive officers are appointed by the Board, subject to removal by the Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

None of our current directors or executive officers has, during the past ten (10) years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending, or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the U.S. Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth below in our discussion under “Interests of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates, which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition, or operating results.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our executive officers for the year ended December 31, 2022:

Name	Capacities in which compensation was received	Cash compensation ($)(1)	Other compensation ($)	Total compensation ($)
S. Duke Herrell	Chief Executive Officer, Chief Medical Officer and Director	$119,647.50	$0	$119,647.50
Richard Hendrick	Chief Operating Officer and Director	$159,999.92	$0	$159,999.92
C. Mark Pickrell	General Counsel, Chief Administrative Officer and Director	$109,866.75	$0	$109,866.75
Robert Webster	President, Chief Technology Officer and Director	$61,555.52	$0	$61,555.52

(1) Cash compensation includes fees paid to each individual for services provided as a director on the Board, in each case in an amount equal to $20,000.

Drs. Webster and Herrell, as employees of Vanderbilt University and Vanderbilt University Medical Center, are limited in the amount of time that they can expend on outside endeavors. Dr. Hendrick is exclusivly a full-time employee. Dr. Herrell is employed no less than 30 hours per week. Mr. Pickrell is available to the Company on a full-time basis and is paid hourly, with a monthly cap of $10,000. The Company’s bylaws also limit the payment of dividends, repurchase of stock, or payment of bonuses while Class A Preferred Stock remains outstanding.

General. We compensate our named executive officers through a base salary or other cash compensation arrangement, with health insurance for full-time employees and a Simplified Employee Pension (“SEP”) retirement plan equal to four percent (4%) of each employee’s base salary or other cash compensation. Each of our named executive officers has substantial responsibilities in connection with our day-to-day operations.

Compensation Limits. Under our bylaws, while any Class A Preferred Stock is outstanding, the Company’s employees and consultants are limited to the NIH limitations on income for grant recipients, which is approximately $203,700 annually.

Equity Awards. To the extent equity is granted to employees in relation to their employment, it would be made pursuant to an employment agreement with the individual employee. Dr. Herrell, Dr. Webster, Dr. Hendrick, and Mr. Pickrell received equity established at the time of the Company’s founding as founders, unrelated to their future employment with the Company.

Simplified Employee Pension Plan. The Company provides each employee employed at the end of the calendar a SEP contribution of four percent (4%) of the employee’s wages.

Health and Welfare Benefits. Our executive officers who are full-time employees are eligible to participate in the same benefit plans designed for all of our full-time employees.

Agreements with Named Executive Officers

We have entered into written and/or oral agreements with S. Duke Herrell, Richard Hendrick, Robert Webster, and C. Mark Pickrell. Updated employment agreements with Dr. Herrell, Dr. Hendrick and Mr. Pickrell were entered into effective July 1, 2023.

Under the terms of his current employment agreement, Dr. Herrell was paid a monthly salary of $12,100. In addition, he received an annual SEP contribution of four percent (4%) of his annual compensation. In addition, Dr. Herrell's employment agreement contains a “Work for Hire” provision, which provides Company ownership of any intellectual property generated by Dr. Herrell during the course of his employment, and a one (1) year non-compete provision.

Under the terms of his current employment agreement, as orally amended, Richard Hendrick is a full-time employee of the Company and paid a monthly salary of $13,083. In addition, he receives health insurance and an annual SEP contribution of four percent (4%) of his annual salary. In addition, Mr. Hendrick’s employment agreement contains a “Work for Hire” provision, which provides Company ownership of any intellectual property generated by Mr. Hendrick during the course of his employment, and a one (1) year non-compete provision.

Under the terms of his consulting agreement, Robert Webster provides consulting services to the Company and paid $3,462.96 per month for consulting services rendered.

Under the terms of his current employment agreement, Mark Pickrell is paid an hourly rate of $500, capped at $10,000 per month. In addition, he receives an annual SEP contribution of four percent (4%) of his annual wages.

Director Compensation

During the years ended December 31, 2022 and 2021, members of the Board were paid $5,000 per quarter for their duties as directors. As of January 1, 2023, fees paid to the Board were temporarily suspended. The fee of $5,000 per quarter was reinstated on June 1, 2023 retroactive to January 1, 2023.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the beneficial ownership of our Common Stock, which is our only voting securities, immediately prior to and after this Offering held by:

•	each stockholder known by us to beneficially own more than ten percent (10%) of our outstanding Common Stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within sixty (60) days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account, or similar arrangement. Subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares of Common Stock shown opposite such person’s name.

The percentage of beneficial ownership before and after the completion of this Offering is based on 1,083,333 shares of our Common Stock outstanding as of December 31, 2021 and assumes (i) the sale of all 333,333 shares of Common Stock available in this Offering and (ii) that none of the individuals identified below purchases any shares of Common Stock in this Offering.

	Common Stock
	Before this Offering		After this Offering
Name and Address(1)	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned(2)	Number of Shares Beneficially Owned(3)	Percentage Shares Beneficially Owned
Robert Webster	228,571	21.0%	216,918	15.2%
S. Duke Herrell	228,571	21.0%	216,918	15.2%
Richard Hendrick	228,571	21.0%	216,918	15.2%
C. Mark Pickrell	114,285	10.5%	108,458	7.6%
Four (4) directors and executive officers as a group	799,998	73.5%	759,212	53.2%

(1) The address for each individual reflected above is 5701 Old Harding Pike, Suite 200, Nashville, Tennessee 37205.

(2) In the fourth quarter of 2021, the founding stockholders agreed to reallocate shares among themselves to a 2:2:2:1 ratio.

(3) Reflects return of shares to Company for no consideration to avoid company-wide dilution in connection with the Company’s private offering and issuance of Common Stock to certain existing stockholders separate and apart from this Offering.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Compensation

The compensation arrangements for our directors and executive officers are described in the section entitled “Compensation of Executive Officers and Directors.”

Sublease Agreement

On February 6, 2019, Mark Pickrell executed a five (5) year lease agreement for the Company’s office. On May 1, 2019, the Company and Mr. Pickrell entered into a month-to-month sublease agreement whereby the Company pays the lease at cost, $6,000 per month. The Company is currently seeking additional space for engineering workspace, fabrication space, and shipping/receiving capability. The Company may partially or completely move its operations to new space, depending upon space availability.

Other Board Financial Interests

Each of the members of the Board or their family members is an owner of Class A Preferred Stock and the Common Stock.

SECURITIES BEING OFFERED

General

The Company is offering up to 333,333 shares of Common Stock in this Offering. Through July 31, 2023, the Company has sold 40,786 shares of Common Stock through this Offering and has 292,547 shares of Common Stock available for sale through this Offering.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our charter and our bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our charter and our bylaws and to applicable provisions of the Tennessee Business Corporation Act.

Our authorized capital stock consists of 2,000,000 shares of Common Stock and 50,000,000 shares of Class A Preferred Stock, of which 1,132,239 shares and 3,765,750 shares in principal amount, respectively, were issued and outstanding as of July 31, 2023.

Common Stock

The holders of the Common Stock are entitled to one (1) vote for each share held at all meetings of shareholders (and written actions in lieu of meeting) and do not have cumulative voting rights. The holders of shares of Common Stock are not entitled to dividends while any shares of Class A Preferred Stock remain outstanding. In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock, including those that we may designate and issue in the future.

The number of authorized shares of Common Stock may be increased or decreased, subject to the Company’s legal commitments, at any time and from time to time to issue them by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Class A Preferred Stock

Under the terms of our charter, the Board is authorized to issue shares of preferred stock in one or more series without shareholder approval. The Board has issued Class A Preferred Stock, the rights, preferences and privileges of which are set forth in our bylaws. The Board may not establish any class of preferred shares that is senior to the Class A Preferred Stock.

Holders of Class A Preferred Stock have no voting, management, or beneficial rights, and are entitled to the PIK Dividend of seven percent (7%) per year, uncompounded.

A holder of shares of Class A Preferred Stock is entitled to a “Success Bonus” if a change of control occurs:

•	more than one (1) year and less than three (3) years after the shares of Class A Preferred Stock were purchased or otherwise received by a holder, then one hundred percent (100%) of the par value per share plus the accrued PIK Dividend;

•	more than three (3) years and less than five (5) years after the shares of Class A Preferred Stock were purchased or otherwise received by a holder, then two hundred percent (200%) of the par value per share plus the accrued PIK Dividend; or

•	more than five (5) years, then three hundred percent (300%) of the par value per share plus the accrued PIK Dividend.

A “change of control” occurs if the holders of the Common Stock of the Company as of April 25, 2018 (i.e., Robert Webster, S. Duke Herrell, Richard Hendrick, C. Mark Pickrell, Vanderbilt University, Johns Hopkins University, Neal Dillon, Scott Webster, and Evan Blum), or their successors by operation of law, (i) own less than a majority of the shares of Common Stock or (ii) any one of them owns a majority of the Common Stock. The Board must approve of any shareholder action constituting a change of control.

In the event of a change of control, the shares of Class A Preferred Stock are due and payable at par value, plus any accrued PIK Dividend, plus any applicable Success Bonus. If the consideration paid to the Company upon a change of control is not sufficient to pay off the outstanding shares of Class A Preferred Stock, then the consideration received shall, in order of priority, be used to pay pari passu: par value for the shares of Class A Preferred Stock, accrued PIK Dividend, and Success Bonus (collectively, the “Waterfall”).

If, after a change of control and payment in accordance with the Waterfall (including any applicable Success Bonuses), the shares of Class A Preferred Stock are not paid in full, then the existing shares of Common Stock shall be extinguished, the shares of Class A Preferred Stock shall be converted into Common Stock, based on the shareholders’ relative unpaid balances, and the holders of the Class A Preferred Stock will become holders of one hundred percent (100%) of the Common Stock. The ownership of Common Stock would be based proportionally upon the dollar amount that is owed to each such holder of the Class A Preferred Stock. For that reason, in such an event, there is no conversion rate for the Class A Preferred Stock other than their relative amounts outstanding.

Until the shares of Class A Preferred Stock are paid in full, including any applicable Success Bonuses, the Company shall not pay any dividend to the Company’s holders of Common Stock (except as permitted under SEC Regulation A, solely from the proceeds of the Class A Preferred Stock Regulation A+ Offering), purchase any shares of Common Stock of the Company, or pay any employee bonuses (except for de minimis compensatory cash bonuses to non-management employees).

Until the shares of Class A Preferred Stock are paid in full, the salary and wage limits established by the NIH for grant recipients shall apply to the Company’s employees and consultants.

The shares of Class A Preferred Stock are redeemable at any time, at the discretion of the Board, provided that a redemption must include all of a shareholder’s shares of Class A Preferred Stock at par value, plus any accrued PIK Dividends. If a change of control occurs within two (2) years of a redemption, the former shareholder will be entitled to receipt of a Success Bonus equal to the Success Bonus that would have been paid as of the redemption date.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Listing and Trading

We may, at our discretion, and, depending upon market conditions, apply to list our Common Stock on the OTCQB Venture Market operated by the OTC Markets Group Inc. In such event, we may list our Common Stock on the OTCQB Venture Market under the symbol “VSUR.” Even if we list our Common Stock on the OTCQB Venture Market, we cannot assure you that a liquid trading market for our Common Stock would develop or be sustained.

EXPERTS

The financial statements of the Company appearing elsewhere in this Offering Circular with respect to the twelve (12) months ended December 31, 2022 and 2021 have been included herein in reliance upon the report of Blankenship CPA Group, PLLC, an independent public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and our offering of Common Stock, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

PART F/S

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for Years Ended December 31, 2022 and 2021

Independent Auditor’s Report

Board of Directors

Virtuoso Surgical, Inc.

Opinion

We have audited the financial statements of Virtuoso Surgical, Inc. (the Company), which comprise the balance sheets as of December 31, 2022 and 2021, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Blankenship CPA Group, PLLC

Brentwood, Tennessee

May 1, 2023

Virtuoso Surgical, Inc.

Balance Sheets

December 31, 2022 and 2021

	2022	2021
Assets
Cash and cash equivalents	$797,236	$1,312,227
Investments	-	401,058
Prepayments	38,298	62,866

Total current assets	835,534	1,776,151

Property and equipment, net	1,808,118	1,714,384

Total assets	$2,643,652	$3,490,535

Liabilities
Accounts payable	$45,091	$182,735
Accrued liabilities	113,010	167,018

Total current liabilities	158,101	349,753

Total liabilities	158,101	349,753

Stockholders’ Equity
Convertible Class A preferred stock, $1 par value, 50,000,000 shares authorized 3,765,750 and 3,559,750 shares issued and outstanding on December 31, 2022 and December 31, 2021, respectively, aggregate liquidation preference of $4,535,134 and $4,065,698 on December 31, 2022 and December 31, 2021, respectively	3,765,750	3,559,750
Common stock, no par value, 2,000,000 shares authorized, 1,103,760 and 1,083,833 shares issued and outstanding on December 31, 2022 and December 31, 2021, respectively	5,987,170	4,941,750
Accumulated deficit	(7,267,369)	(5,360,718)

Total stockholders’ equity	2,485,551	3,140,782

Total liabilities and stockholders’ equity	$2,643,652	$3,490,535

Virtuoso Surgical, Inc.

Statements of Operations

For the years ended December 31, 2022 and 2021

	2022	2021
Operating Expenses
Research and development	$1,590,398	$2,065,050
General and administrative	625,675	852,754

Total operating expenses	2,216,073	2,917,804

Other Income
Government grants	418,329	565,693
Forgiveness of debt	-	139,672
Interest income	1,883	213

Total other income	420,212	705,578

Net loss	$(1,795,861)	$(2,212,226)

Virtuoso Surgical, Inc.

Statements of Stockholders’ Equity

For the years ended December 31, 2022 and 2021

	Preferred stock		Common Stock		Accumulated
	Class A shares	Amount	Shares	Amount	Deficit	Total
Balance on January 1, 2021	3,307,500	$3,307,500	1,040,000	$2,750,000	$(3,045,220)	$3,012,280
Stock issuance costs	-	-	-	-	(103,272)	(103,272)
Issuance of Class A shares	252,250	252,250	-	-	-	252,250
Issuance of common shares	-	-	38,833	1,941,750	-	1,941,750
Stock-based compensation awards	-	-	5,000	250,000	-	250,000
Net loss	-	-	-	-	(2,212,226)	(2,212,226)

Balance on December 31, 2021	3,559,750	$3,559,750	1,083,833	$4,941,750	$(5,360,718)	$3,140,782

Balance on January 1, 2022	3,559,750	$3,559,750	1,083,833	$4,941,750	$(5,360,718)	$3,140,782
Stock issuance costs	-	-	-	-	(110,790)	(110,790)
Issuance of Class A shares	206,000	206,000	-	-	-	206,000
Issuance of common shares	-	-	19,927	1,045,420	-	1,045,420
Net loss	-	-	-	-	(1,795,861)	(1,795,861)

Balance on December 31, 2022	3,765,750	$3,765,750	1,103,760	$5,987,170	$(7,267,369)	$2,485,551

Virtuoso Surgical, Inc.

Statements of Cash Flows

For the years ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities
Net loss	$(1,795,861)	$(2,212,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	66,054	64,797
Forgiveness of PPP loan	-	(139,672)
Stock-based compensation awards	-	250,000
Decrease (increase) in prepayments	24,568	(33,822)
(Decrease) increase in accounts payable	(137,644)	78,467
(Decrease) increase in accrued liabilities	(54,008)	128,651

Net cash used in operating activities	(1,896,891)	(1,863,805)

Cash flows from investing activities
Proceeds from sale of investments	401,058	1,250,000
Purchases of investments	-	(401,000)
Purchases of property and equipment	(159,788)	(1,030,579)

Net cash provided by (used in) investing activities	241,270	(181,579)

Cash flows from financing activities

Proceeds from sale of common stock	1,045,420	1,941,750
Payments for stock issuance costs	(110,790)	(103,272)
Proceeds from sale of convertible preferred stock	206,000	252,250

Net cash provided by financing activities	1,140,630	2,090,728

Net (decrease) increase in cash and cash equivalents	(514,991)	45,344

Cash and cash equivalents at beginning of year	1,312,227	1,266,883

Cash and cash equivalents at end of year	$797,236	$1,312,227

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2022 and 2021

Note 1: Organization and Nature of Operations

Nature of business

Virtuoso Surgical, Inc. (the Company) was incorporated in April 2016, as a Tennessee corporation, with operations based in Nashville, Tennessee. The Company was formed to design, develop, and market medical devices to transform minimally invasive surgery by providing dexterous, accurate and cost-effective robotic tools. Since incorporation, the Company has devoted substantially all efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company has not commenced its planned principal commercial operations.

Liquidity and Capital Resources

The Company is subject to similar risks as other medical device companies, including, but not limited to, raising additional capital, development by its competitors of new technological innovations, safety, and efficacy of the product in clinical trials, the regulatory approval process governing medical devices, market acceptance of the Company’s products, and protection of proprietary technology. The Company has funded its operations to date primarily through federal grants, a State of Tennessee Small Business Innovation Research (SBIR) matching grant and the sale of preferred and common stock.

The Company believes that its cash and cash equivalents as of December 31, 2022, combined with future grant funds, and sales of the Company’s preferred and common stock are sufficient to fund its operations for at least 12 months from the issuance of these financial statements. The Company expects to continue to incur additional losses in the foreseeable future due to the Company’s research and development activities.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the years presented. The Company operates in one operating segment and, accordingly, no segment disclosures have been presented herein. The Company’s management performed an evaluation of its activities through the date of filing of these financial statements and concluded that there are no subsequent events requiring disclosure, other than as disclosed.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting year. Actual results could differ from those estimates.

Cash and cash equivalents

Cash equivalents include all highly liquid investments with original maturities within 90 days from the date of purchase.

Concentrations of credit risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk. Amounts on deposit exceed FDIC insurance coverage by approximately $140,000 and $1,065,000 at December 31, 2022 and December 31, 2021, respectively.

Property and equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Capitalized software costs represent costs incurred after technological feasibility was established. It is anticipated further costs will be capitalized until development is complete and a working model is ready for customer testing. Costs thereafter will be expensed as incurred.

Note 2: Summary of Significant Accounting Policies (Continued)

Depreciation is provided using the straight-line method over the following estimated useful lives when the corresponding asset is placed in service:

Laboratory equipment	Five years
Computer equipment	Five years
Office furniture and equipment	Five years
Software (capital)	Three years
Software (developed)	Three years
Leasehold improvements	Lesser of useful life or remaining lease term

Stock-based compensation

The Company records stock-based compensation at fair market value at the date of award.

PPP Loan

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. The Company received a loan in accordance with the Paycheck Protection Program (PPP) section of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). U.S. GAAP provides that proceeds can be recognized as a liability and derecognize the liability, and recognize income, as all conditions for forgiveness are met. The Company has elected to treat the PPP loan as a liability.

Government grants

The Company’s grants consist of United States Health and Human Services’ research and development and related matching awards. As each is a cost-reimbursement grant, the Company recognizes revenues up to the amount of incurred, allowable, and paid grant expenditures.

Research and development costs

Costs incurred in the research and development of the Company's products are expensed as incurred.

Patent costs

The Company entered into license agreements with two research institutions for patented technology owned by these institutions. The Company expenses as incurred all costs, including legal expenses, associated with obtaining patents until the patented technology becomes feasible. All costs incurred after the patented technology is feasible will be capitalized as an intangible asset. As of December 31, 2022, no costs had been capitalized since inception of the Company.

The patents under these license agreements require certain initial fees, paid in cash and Common Stock. Royalties, as defined in the agreements, are payable to each institution upon sales of licensed products.

Income taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company's financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is used to reduce the net deferred tax assets to the amount that will more likely than not be realized.

Any interest and penalties are classified in expense in the Company’s financial statements.

Retirement plan

The Company sponsors a Simplified Employee Pension (SEP) retirement plan. The Company contributes to the SEP an amount equal to four percent of each employee’s annual salary. The Company contributed $27,892 and $35,122 for the years ended December 31, 2022 and 2021, respectively.

Leases

In February 2016, the FASB issued ASC Topic 842, Leases, to increase transparency and comparability among organizations related to their leasing arrangements. The update requires lessees to recognize most leases on their balance sheets as a right-of-use (ROU) asset representing the right to use an underlying asset and a lease liability representing the obligation to make lease payments over the lease term, measured on a discounted basis. Topic 842 also requires additional disclosure of key quantitative and qualitative information for leasing arrangements. Similar to the previous lease guidance, the update retains a distinction between finance leases (similar to capital leases in Topic 840, Leases) and operating leases, with classification affecting the pattern of expense recognition in the income statement. The Company adopted Topic 842 on January 1, 2022, using the optional transition method to the modified retrospective approach, which eliminates the requirement to restate the prior-period financial statements. Under this transition provision, the Company has applied Topic 842 to reporting periods beginning on January 1, 2022 while prior periods continue to be reported and disclosed in accordance with the Company’s historical accounting treatment under ASC Topic 840, Leases.

Note 2: Summary of Significant Accounting Policies (Continued)

The Company made an accounting policy election available under Topic 842 not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. For all other leases, ROU assets and lease liabilities are measured based on the present value of future lease payments over the lease term at the commencement date of the lease (or January 1, 2022, for existing leases upon the adoption of Topic 842). The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by any lease incentives. To determine the present value of lease payments, the Company made an accounting policy election available to non-public companies to utilize a risk-free borrowing rate, which is aligned with the lease term at the lease commencement date (or remaining term for leases existing upon the adoption of Topic 842).

Adoption of Topic 842 resulted in the recording of additional ROU assets and lease liabilities related to the Company’s operating leases of approximately $0 and $0, respectively, at January 1, 2022. The adoption of the new lease standard did not materially impact consolidated net earnings or consolidated cash flows and did not result in a cumulative-effect adjustment to the opening balance of retained earnings.

Note 3: Investments

The allocation of the investment portfolio as of December 31, 2022 and December 31, 2021 is as follows:

	2022	2021
Certificates of deposit	$-	$150,058
United States Treasury Notes	-	251,000

	$-	$401,058

Note 4: Property and Equipment

Property and equipment as of December 31, 2022 and December 31, 2021 consist of the following:

	2022	2021
Laboratory equipment	$279,041	$271,489
Computer equipment	47,096	40,321
Furniture and equipment	12,250	12,250
Software – capital	19,826	19,826
Software – developed	1,667,569	1,522,108
	2,025,782	1,865,994
Less accumulated depreciation and amortization	(217,664)	(151,610)
	$1,808,118	$1,714,384

The Company incurred depreciation and amortization expense of $66,054 and $64,797 for the years ended December 31, 2022 and 2021, respectively.

Note 5: SBA PPP Loan

On May 4, 2020, the Company received a loan in the amount of $139,672 in accordance with the PPP section of the CARES Act. On August 3, 2021 the Company received notice that this loan was forgiven in full.

Note 6: Government Grants

The Company received certain awards from Federal and local sources to support its research and development activities as follows:

National Institute of Health –
Small Business Innovation Research Program (SBIR) including amendment	$3,132,895
Small Business Technology Transfer Program (SBTT)	224,598
3,357,493
Authorized spending through December 31, 2022	(3,348,160)
Abandoned funds	(9,333)
Remaining authorized funds	$-

During the years ended December 31, 2022 and 2021, the Company billed $3,348,160 and $3,148,651, respectively, under the terms of these Federal awards.

The Company was awarded and received $150,000 SBIR matching funding for its Federal grants from Launch Tennessee in both 2022 and 2021. The Company spent $229,883 and $13,755 as of December 31, 2022 and December 31, 2021, respectively. A grant payable of $70,117 and $136,245 was recorded in accrued liabilities as of December 31, 2022 and December 31, 2021, respectively.

Note 7: Stockholders’ Equity

General

The authorized capital stock of the Company consists of 52,000,000 shares, of which 50,000,000 shares are designated as Class A Preferred Stock and 2,000,000 shares are designated as Common Stock.

Class A Preferred Stock

The Company has sold shares of Class A Preferred Stock (Preferred Stock) at $1.00 per share as follows: 1,075,000 shares in 2018, 230,000 shares in 2019, 2,002,500 shares in 2020, 252,250 shares in 2021, and 206,000 shares in 2022. The sales of preferred shares yielded gross proceeds of $1,075,000 in 2018, $230,000 in 2019, $2,002,500 in 2020, $252,250 in 2021, and $206,000 in 2022.

The Preferred Stock has the following characteristics:

Voting

The holders of the Preferred Stock shall have no voting or other management rights, or other beneficial rights other than those disclosed in the Company Bylaws.

Dividends

Issued Preferred Stock shares carry a Paid-In-Kind (PIK) dividend of 7% per year, uncompounded. Cumulative dividends for the year from issuance through December 31, 2022 are $769,384.

Other Provisions

Other provisions related to the Preferred Stock are set forth in the Company Bylaws and include certain rights upon a change of control, as defined, including Success Bonus terms, and rights and priorities with respect to consideration received or conversion rights in redemption.

Preferred shares are redeemable upon a change of control of the Company or at any time, at the discretion of the Board of Directors, provided that the redemption must include 100% of a shareholders’ preferred shares at par, plus any accrued PIK and the applicable Success Bonus amount. Until all Preferred Stock shares are redeemed certain restrictions exist as to compensation levels and dividend distributions.

Stock Issuance Costs

The Company recorded stock issuance costs of $429,178 in relation to its 2020 and 2022 Regulation A, Tier 2 offerings of Preferred Stock as contra-equity in the statements of stockholders’ equity.

Note 7: Stockholders’ Equity (Continued)

Common Stock

The Company has issued or sold shares of Common Stock as follows: 820,000 shares issued to certain founding parties who have been responsible for incubating and forming the Company; 90,000 shares issued to research institutions in exchange for certain technology and contractual rights; 85,000 shares issued to employees including 10,000 shares issued in stock-based compensation awards; 50,000 shares sold in 2020 at $50 per share yielding proceeds of $2,500,000; 38,833 shares sold in 2021 at $50 per share yielding proceeds of $1,941,750; and 15,020 shares sold in 2022 at $50 per share yielding proceeds of $751,000. In September of 2022, the Company began offering shares of common stock at a price of $60 per share in a Regulation A, Tier 2 offering, which resulted in the issuance of 4,907 shares and proceeds of $294,420 in 2022.

Note 8: Stock-Based Compensation

The Company awarded 5,000 shares of Common Stock to certain employees in 2021. The Company recognized $250,000 as compensation expense in 2021 due to these awards.

Note 9: Related Party Transactions

The Company had the following transactions with stockholders for the years ended December 31, 2022 and 2021:

	2022	2021
Consulting fees	$176,377	$116,956
Board compensation	80,000	85,000

The Company paid consulting fees to certain board members and investors for research, development, and administrative services.

On February 6, 2019, a Company officer and stockholder executed a five-year lease agreement for the Company’s office. On May 1, 2019, the Company entered into a month-to-month sublease agreement with the officer and stockholder whereby the Company pays the lease at cost, $6,000 per month.

Note 10: Income Taxes

Since inception, the Company has experienced net operating losses (NOL), which is consistent with a company conducting extensive research and development (R&D) activities. These NOLs and R&D tax credits create net deferred tax assets.

A reconciliation of the U.S federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2022	2021
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	4.2	4.2
Research and development credits	0.6	0.6
Permanent differences and other	0.7	0.7
Change in deferred tax asset valuation allowance	(26.5)	(26.5)
Effective income tax rate	0.0%	0.0%

Note 10: Income Taxes (Continued)

Approximate deferred tax assets resulting from timing differences between financial and tax bases were associated with the following items:

	2022	2021
Deferred tax assets
Net operating loss carryforwards	$1,469,200	$1,223,100
Research and development credit	31,100	20,200
Capitalized research and development costs	240,300	-
Accounts payable	11,800	36,000
Accrued liabilities	19,900	35,600
Research and development payroll tax credits	-	11,600
Total deferred tax assets	1,772,300	1,326,500
Valuation allowance	(1,733,100)	(1,269,900)
Net deferred tax assets	39,200	56,600

Deferred tax liabilities
Depreciable assets	(30,200)	(41,200)
Prepaid expenses	(9,000)	(15,400)

Total deferred tax assets, net	$-	$-

As of December 31, 2022 and 2021, the Company had net deferred tax assets of $1,733,100 and $1,269,900, respectively. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation allowance has been established to offset the net deferred tax asset.

As of December 31, 2022 and 2021, the Company had available federal NOL carryforwards of approximately $5,871,000 and $4,930,000, respectively. The NOL generated in 2022 of $941,000 and 2021 of $2,050,000 will carry forward indefinitely and be available to offset up to 80% of future taxable income each year and for five carryback years (per the CARES Act). In addition, the Company had federal research and development credits carryforwards of $158,192 and $102,234 as of December 31, 2022 and 2021, respectively, to reduce future income taxes, if any. These carryforwards begin to expire in 2038 and are subject to review and possible adjustment by the Internal Revenue Code (IRC). The Company also has available state NOL carryforwards of approximately $6,051,000 and $5,018,000 as of December 31, 2022 and 2021, respectively, which expire from 2033 to 2037. Additionally, the Company elected to use R&D credits from December 31, 2021 of $65,600 to offset payroll taxes. The Company used $12,746 and $59,221 of these credits to offset payroll taxes in 2022 and 2021, respectively.

Based upon statute, federal and state NOLs and credits are expected to expire as follows:

	Federal NOLs	State NOLs	Federal R&D Credits
Expiration Date:
2033	$-	$389,000	$-
2034	-	398,000	-
2035	-	2,050,000	-
2036	-	2,181,000	-
2037	-	1,033,000
2038 and thereafter	-	-	158,192
Indefinite	5,871,000	-	-
	$5,871,000	$6,051,000	$158,192

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2022 and 2021. Management reevaluates the positive and negative evidence at each reporting year. The Company’s valuation allowance increased by $491,500 and $568,100 for the years ended December 31, 2022 and 2021, respectively.

Note 10: Income Taxes (Continued)

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes that it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcome of examinations by tax authorities in determining the adequacy of its provision for income taxes.

As of December 31, 2022, the Company’s U.S. federal and state tax returns remain subject to examination by tax authorities beginning with the tax year ended December 31, 2019. However, due to NOLs and credit carryforwards being generated and carried forward from prior tax years, substantially all tax years may also be subject to examination.

The Company capitalized research and development costs of $1,021,794 in 2022 for federal income tax purposes which will be amortized over a five-year period. Total tax amortization recognized for tax purposes in 2022 was $102,179.

During the years ended December 31, 2022 and 2021, the Company’s interest and penalties relating to taxes were insignificant, and none were accrued on December 31, 2022 and 2021.

Note 11: Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset. U.S. Generally Accepted Accounting Principles establishes a fair value hierarchy that prioritizes investments based on those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to an entity’s assumptions (unobservable inputs). The Company groups assets at fair value in three Fair Value Measurements levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are as follows:

Level 1 – Unadjusted quoted market prices for identical assets or liabilities in active markets as of the measurement date.

Level 2 – Other observable inputs, either directly or indirectly, including:

•	Quoted prices for similar assets/liabilities in active markets;
•	Quoted prices for identical or similar assets in non-active markets;
•	Inputs other than quoted prices that are observable for the asset/liability; and,
•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 – Unobservable inputs that cannot be corroborated by observable market data.

The Company’s significant financial instruments are cash and cash equivalents and other short-term assets and liabilities. For these financial instruments carrying values approximate fair value.

Note 12: Subsequent Events

The Company has evaluated subsequent events through May 1, 2023, the date which the financial statements were available to be issued. There were no subsequent events that need disclosure that have not already been disclosed.

PART III

EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
1.1	Exclusive Placement Agent Agreement between the Company and C2M Securities, LLC, dated May 16, 2022**
2.1	Charter of Virtuoso Surgical, Inc.*
2.2	Amended Corporate Bylaws of Virtuoso Surgical, Inc.*
4.1	Form of Subscription Agreement for Regulation A, Tier 2, Offering**
6.1	Technology Licensing - Platform Agreement between the Company and Capital2Market, LLC, dated April 1, 2022*
6.2	Non-Exclusive License Agreement with Johns Hopkins University, effective May 11, 2016*
6.3	License Agreement with Vanderbilt University, effective May 15, 2016*
6.4	Employment Agreement with Richard Hendrick, effective July 1, 2023****
6.5	Employment Agreement with C. Mark Pickrell, effective July 1, 2023****
6.6	Employment Agreement with S. Duke Herrell, effective July 1, 2023****
6.7	Consulting Agreement with Robert Webster, dated September 1, 2017***
8.1	Escrow Agreement by and among Atlantic Capital Bank, National Association, the Company, and Capital2Market, LLC, dated October 1, 2019*
11.1	Consent of Blankenship CPA Group, PLLC, Independent Public Accounting Firm****
11.2	Consent of Waller Lansden Dortch & Davis, LLP (included in Exhibit 12.1)**
12.1	Opinion of Waller Lansden Dortch & Davis, LLP**

* Previously filed as an exhibit to the Virtuoso Surgical, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11136) and incorporated herein by reference.

** Previously filed as an exhibit to the Virtuoso Surgical, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11915) and incorporated herein by reference.

*** Previously filed as an exhibit to the Virtuoso Surgical, Inc. Annual Report on Form 1-K filed with the SEC on May 1, 2023 and incorporated herein by reference.

**** Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee on August 22, 2023.

VIRTUOSO SURGICAL, INC.

By:	/s/ S. Duke Herrell, M.D.
S. Duke Herrell, M.D.
Chief Executive Officer, Chief Medical Officer, and Director (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form 1-A has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ S. Duke Herrell		August 22, 2023
S. Duke Herrell	Chief Executive Officer, Chief Medical Officer, and Director (principal executive officer)

/s/ C. Mark Pickrell		August 22, 2023
C. Mark Pickrell	General Counsel, Chief Administrative Officer, Secretary, and Director (principal financial officer and principal accounting officer)

/s/ Robert Webster, III		August 22, 2023
Robert Webster, III	President, Chief Technology Officer, and Director

/s/ Richard Hendrick		August 22, 2023
Richard Hendrick	Chief Operating Officer and Chairman of the Board of Directors